Exhibit 10.26

Real Estate License Agreement

This License Agreement, made and entered into this 25th day of November, 2015 (“Agreement”), is by and between Editas Medicine, Inc., a Delaware corporation having a place of business located at 300 Third Street, 1st Floor, Cambridge, MA 02142 (“Licensee”) and Mass Innovation Labs, LLC, a Delaware limited liability company having a place of business located at 675 West Kendall Street, Cambridge, MA 02142 (“Licensor”).

RECITALS

WHEREAS, Licensor has leased certain space (“Subleased Premises”) located at 675 West Kendall Street, Cambridge, Massachusetts (“Building”) through a sublease agreement (“Sublease”)(a re-dacted version attached hereto as Exhibit 1) between Licensor and Vertex Pharmaceuticals Incorporated (“Sublandlord”);

WHEREAS, Sublandlord leases the Building from BMR-675 West Kendall Street LLC (“Master Landlord”); and

WHEREAS, Licensee desires to use certain space, as defined below, for laboratory research.

In consideration of good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, accepted and agreed to, the parties agree as follows:

1.              License.  Licensor grants to Licensee a non-transferable, non-assignable license (the “License”) to use approximately 9,311 rentable square feet of Suite J located on the second floor of the Building and more specifically detailed in the shaded portion of the floor plan (excepting areas labeled “corridor”) attached to this Agreement as Exhibit 2 (the “Licensed Premises”) solely to: (i) conduct the business of Licensee; (ii) collaborate with Licensor’s staff and other licensees pursuant to this Agreement; and (iii) collaborate with representatives of other organizations and companies that have agreements with Licensor.  The License shall only grant Licensee, and no more than forty-two (42) of Licensee’s members, employees or agents, access to the Licensed Premises.  The License shall not include access to any additional office or laboratory space.  Licensor retains all of the rights and privileges as the property owner that are not inconsistent with the provisions of this Agreement.  Licensee shall have the non-exclusive right, as appurtenant to the Licensed Premises, to use the common areas of the Building and the Subleased Premises including lavatories, corridors, elevators, lobbies and stairways.

2.              Term and Termination.  Unless terminated earlier in accordance with this Section 2, the term of this Agreement shall commence on December 1, 2015 and expire on November 30, 2016 (“Term”).  Licensor may terminate this Agreement immediately for “cause” by giving written notice to Licensee specifying the cause.  “ Cause” shall include, but is not limited to, Licensee’s material violation of this Agreement which continues for more than a reasonable period of time after notice from Licensor; Licensee’s failure to comply with any material covenants contained herein which continues for more than a reasonable period of time after notice from Licensor; Licensee’s use of the Licensed Premises in violation of the Sublease; or for any reason as determined by Sublandlord, provided that Sublandlord provides thirty

(30) days written notice to Licensee.  Upon termination of this Agreement, the License shall expire and Licensee shall immediately vacate the Licensed Premises.  Under no circumstances shall Licensor or Sublandlord be liable for any alleged, purported, consequential or direct damages resulting from Licensor or Sublandlord terminating this Agreement.

Licensee shall have the right to terminate this License and vacate the Licensed Premises prior to the expiration of Term upon no less than thirty (30) days prior written notice to Licensor, provided however, Licensee shall remain liable to continue to pay the License Fee and the monthly fee for the Licensee’s Parking Spaces as and when required under this Agreement for the remainder of the Term; provided, however, if Licensor relets the Licensed Premises to a third party for any portion of the remainder of the Term, Licensee shall be credited with the lesser of (i) the license fees and parking fees paid by such party corresponding to the remainder of the Term, or (ii) fifty percent (50%) of License Fee and the monthly fee for the Licensee’s Parking Spaces for the remainder of the Term.

3.              License Fee.  Licensee shall pay a license fee equal to $155,183 per month (“License Fee”), which shall be paid in advance on or before the first day of each and every month during the Term of this Agreement.  Licensee shall pay each License Fee payment by electronic payment to Licensor.  If any payment of the License Fee, or any other payment due under this Agreement, is not received by Licensor on or before the first day of each month, or when otherwise due, Licensee shall pay to Licensor a late payment charge equal to five percent (5%) of the amount of such delinquent payment, in addition to any outstanding License Fee or any other payment due under this Agreement then owing.  Licensee shall pay, immediately upon executing this Agreement, an amount equal to the License Fee for the first month of the Term of this Agreement ($155,183) and the License Fee for the last month of the Term of this Agreement ($155,183).  As such, Licensee shall pay a total of $310,366 on December 1, 2015.

4.              Service Agreement.  In addition to the covenants and representations contained herein, Licensor agrees to provide to Licensee, during the entire Term of this Agreement, the services set forth in the Service Agreement attached hereto as Exhibit 3.  The License Fee shall cover and include the cost of the services set forth in the Service Agreement and, unless the scope of services requested by Licensee exceed those set forth in the Service Agreement, Licensee shall not be assessed any additional fees for services contained in the Service Agreement.  The Service Agreement shall be governed by the terms of this Agreement and if there is any conflict between the convents and representations contained in this Agreement and the Service Agreement, the terms of this Agreement shall prevail and be binding upon Licensor and Licensee.  Furthermore, and as part of the License Fee, Licensee shall receive for the benefit of the Licensed Premises the services provided by Master Landlord under the terms of the Master Lease and the “Sublandlord Services” provided by Sublandlord pursuant to the Sublease.

5.              Common Areas.  Licensee hereby acknowledges and agrees that other licensees of Licensor are occupying or may in the future occupy other portions of the Building.  In addition to the rules and regulations of the Sublease, Licensee’s use of the Licensed Premises and access to and use of the Common Areas and any other services in connection with the Licensed

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Premises or this Agreement shall be subject to such additional rules and procedures reasonably promulgated by Licensor and/or Sublandlord and delivered to Licensee from time to time.  Licensee’s compliance with such rules and procedures constitutes a material inducement to Licensor’s willingness to enter into this Agreement; any violation thereof shall constitute a material breach of this Agreement.

6.              Parking.  During the Term of this Agreement, Licensee shall have a non-exclusive, irrevocable license to use nine (9) unreserved parking spaces located at 350 East Kendall Street (“Licensee’s Parking Spaces”).  Licensee shall have no right to elect to reduce its number of Licensee’s Parking Spaces and shall be responsible for the parking fees for such spaces regardless of whether it or its members, employees or agents use such spaces.  Licensee shall pay, in addition to the License Fee, monthly parking fees equal to the prevailing rates for the Building and shall pay such parking fees to Licensor at the time each License Fee payment is due.

7.              Modifications to Licensed Premises.  Licensee shall not make any modification to the Licensed Premises without Licensor’s prior written approval, which approval may be withheld or conditioned in Licensor’s sole discretion.  Licensee shall bear the cost of any approved modifications to the Licensed Premises.  All articles of personal property, and all business and trade fixtures, machinery and equipment, cabinet work, furniture and movable partitions, if any, owned or installed by Licensee at its expense in the Licensed Premises will be and remain the property of Licensee and may be removed by Licensee at any time, provided that Licensee, at its expense, shall repair any damage to the Licensed Premises caused by such removal or by the original installation.  Licensee shall remove all of Licensee’s personal property at the expiration of the Term of this Agreement or sooner termination of this Agreement, in which event the removal shall be done at Licensee’s expense and Licensee, prior to the end of the Term of this Agreement or upon sooner termination of this Agreement, shall repair any damage to the Licensed Premises caused by its removal.

8.              Hazardous Materials.  Licensee shall strictly comply with Section 10 of the Sublease to the extent such provisions relate to the Licensed Premises during the Term of this Agreement.  Licensee, at its sole cost and expense, shall be fully responsible for the storage and disposal of all Hazardous Materials used in, on or about the Building by Licensee or its agents.  Notwithstanding anything in this Agreement to the contrary, Licensee shall have no liability to Licensor or responsibility under this Agreement for any Hazardous Materials in, on, under or about the Licensed Premises that were not released, discharged, stored or introduced by Licensee or its agents.  As used herein, the term “Hazardous Material” shall have the meaning and be defined as set forth in Section 10 of the Sublease.

9.              Fire, Other Casualty; Eminent Domain.  In the event of a fire or other casualty affecting the Building or the Licensed Premises, or of a taking of all or a part of the Building or Licensed Premises under the power of eminent domain:  (i) Licensor shall not have any obligation to repair or restore the Licensed Premises or any alterations or personal property; (ii) Licensee shall be entitled only to a proportionate abatement of the License Fee during the time and to the extent the Licensed Premises are unfit for occupancy for the purposes permitted under this Agreement and not used by Licensee as a result thereof; (iii) if such fire

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or other casualty cannot reasonably be restored within sixty (60) days, Licensee shall have a right to terminate this Agreement by written notice to Licensor whereupon any pre-paid License Fee or other pre-paid charges shall be refunded; and (iv) Licensor and Sublandlord reserve the right to terminate this Agreement in connection with any right granted to either Licensor or Sublandlord under the Sublease whether or not the Licensed Premises is damaged or the subject of a taking.  In the event Licensor or Sublandlord exercises the right to terminate the Sublease as the result of any such fire, casualty or taking, (a) Licensor shall provide Licensee with a copy of the relevant termination notice and this Agreement shall terminate on the date upon which the Sublease terminates and (b) Licensee shall immediately pay to Licensor all of Licensee’s insurance proceeds relating to all alterations made by Licensee (but not to Licensee’s personal property).

10.       Waiver of Claims.  Licensee hereby releases and waives any and all claims against Licensor and Sublandlord and each of their respective officers, directors, partners, members, agents and employees for injury or damage to person, property or business of every kind, nature and description, sustained in or about the Building or the Licensed Premises by Licensee or anyone claiming under Licensee, other than by reason of gross negligence or willful misconduct of Licensor or Sublandlord and except in any case which would render this release and waiver void under applicable law.

11.       Insurance.  Licensee Commercial General, Automobile, Employers and Umbrella Liability Insurance shall be written for not less than limits of liability as follows:

a. Commercial General Liability: Bodily Injury and Property Damage	Not less than $1,000,000 per occurrence and general aggregate

b. Commercial Automobile Liability: Bodily Injury and Property Damage	$1,000,000 per accident

c. Employer’s Liability: Each Accident Disease – Policy Limit Disease – Each Employee	Statutory limits covering all Licensee employees working at the Licensed Premises

d. Umbrella Liability: Bodily Injury and Property Damage	(excess of coverages a, b and c above), Not less than $1,000,000 per occurrence / aggregate.

(a)  The insurance required of Licensee shall be with companies at all times having a current rating of not less than A- and financial category rating of at least Class VII in “A.M.  Best’s Insurance Guide” current edition.  Licensee shall obtain for and provide to Licensor certificates of insurance evidencing all coverages required herein.  Licensor reserves the right to require complete, certified copies of all required insurance policies including any endorsements.  No such policy shall be cancelable or subject to reduction of coverage or other modification or cancellation except after twenty (20) days’ prior written notice to Licensor from

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Licensee (except in the event of non-payment of premium, in which case ten (10) days written notice shall be given).  All such policies (except workers compensation and umbrella liability insurance) shall be written as primary policies, not contributing with and not in excess of the coverage that Licensor may carry.  Licensee’s required policies shall contain severability of interests clauses stating that, except with respect to limits of insurance, coverage shall apply separately to each insured or additional insured.  Licensee shall, at least twenty-five (25) days prior to the expiration of such policies, furnish Licensor with renewal certificates of insurance or binders.  Licensee agrees that if Licensee does not take out and maintain such insurance, Licensor may (but shall not be required to) procure such insurance on Licensee’s behalf and at its cost to be paid by Licensee or reimbursed to Licensor promptly after demand therefor, as applicable.  Commercial General Liability, Commercial Automobile Liability, Umbrella Liability insurance as required above shall name Licensor, Sublandlord, Master Landlord, and BioMed Realty Trust, Inc., and their respective officers, employees, agents, general partners, members, subsidiaries, affiliates and Lenders (“Licensor Parties”) as additional insureds as respects liability arising from work or operations performed by or on behalf of Licensee, Licensee’s use or occupancy of the Licensed Premises, and ownership, maintenance or use of vehicles by or on behalf of Licensee.

(b)  In each instance where insurance is to name Licensor Parties as additional insureds, Licensee shall, upon Licensor’s written request, also designate and furnish certificates evidencing such Licensor Parties as additional insureds to any lender of any Licensor Party holding a security interest in the Building or the underlying property,.

(c)  Licensee assumes the risk of damage to any fixtures, goods, inventory, merchandise, equipment and leasehold improvements owned, used or made by Licensee, and Licensor shall not be liable for injury to Licensee’s business or any loss of income therefrom, relative to such damage.  Licensee shall, at Licensee’s sole cost and expense, carry such insurance as Licensee desires for Licensee’s protection with respect to personal property of Licensee or business interruption.

(d)  Licensee and its insurers hereby waive any and all rights of recovery or subrogation against Licensor Parties with respect to any loss, damage, claims, suits or demands, howsoever caused, that are covered, or should have been covered, by valid and collectible insurance, including any deductibles or self-insurance maintained thereunder.  If necessary, Licensee agrees to endorse the required insurance policies to permit waivers of subrogation as required hereunder and hold harmless and indemnify Licensor Parties for any loss or expense incurred as a result of a failure to obtain such waivers of subrogation from insurers.  Such waivers shall continue so long as Licensee’s insurers so permit.  Any termination of such a waiver shall be by written notice to Licensor, containing a description of the circumstances hereinafter set forth in this Section.  Licensee, upon obtaining the policies of insurance required or permitted hereunder, shall give notice to its insurance earners that the foregoing waiver of subrogation is contained in herein.  If such policies shall not be obtainable with such waiver or shall be so obtainable only at a premium over that chargeable without such waiver, then Licensee shall notify Licensor of such conditions.  Licensee shall have the benefit of the waiver of subrogation by Sublandlord in favor of Licensor as set forth in paragraph 8(d) of the Sublease.

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12.       Assignment.  Licensee shall not assign, encumber or transfer this Agreement, or any part of it, or its right or interest in it, without Licensor’s prior written approval.  Licensee shall not in any way obstruct or interfere with the rights of other licensees, occupants or users of the Building, nor shall it permit its employees, representatives, or contractors to do so.

13.       Limit of Liability.  Notwithstanding anything to the contrary contained in this Agreement, Sublandlord, Licensor, their partners, members, officers, directors, employees, agents, servants and contractors (collectively, the “Licensor Parties”), shall not be liable for any damages or injury to person or property or resulting from the loss of use thereof sustained by Licensee or anyone having claims through or on behalf of Licensee, based on, arising out of, or resulting from, any cause whatsoever, including any due to the Building becoming out of repair, or due to the occurrence of any accident or event in or about the Building, or due to any act or neglect of any tenant or occupant of the Building or any other person.  Notwithstanding the foregoing provision of this Section, Licensor Parties shall not be released from liability to Licensee for any physical injury to any natural person caused by Licensor Parties’ gross negligence or willful misconduct to the extent such injury is not covered by insurance either carried by Licensee (or such person) or required by this Agreement to be carried by Licensee; provided that Licensor Parties shall not, under any circumstances, be liable for any exemplary, punitive, consequential or indirect damages (or for any interruption of or loss to business).  Notwithstanding anything to the contrary set forth in this Agreement, if Licensee or anyone having claims through or on behalf of Licensee is awarded a judgment or other remedy against Licensor Parties, the recourse for satisfaction of the same shall be limited to execution against Licensor’s interest in the Sublease.  No other asset of Licensor Parties’ shall be available to satisfy, or be subject to, such judgment or other remedy, nor shall any such person be held to have any personal liability for satisfaction or any claim or judgment.

14.       Indemnification.  Licensee shall indemnify, defend (by counsel acceptable to Licensor, Sublandlord and Master Landlord, each in then sole discretion), release, protect and hold Licensor, Sublandlord and Master Landlord, and their respective directors, officers, shareholders, partners, members, employees, contractors, mortgagees and their respective successors and assigns, harmless from and against any and all liabilities, claims, demands, losses, damages, costs and expenses (including reasonable attorneys’ fees) directly or indirectly arising out of or relating to: (i) the use or occupancy of the Licensed Premises by Licensee or its agents or anyone claiming by, through or under Licensee; (ii) the failure by Licensee or anyone claiming by, through or under Licensee to comply with any term, condition, or covenant of this Agreement, Sublease or Master Lease incorporated herein, including, without limitation, Licensee’s obligation to surrender the Licensed Premises in the condition herein required; (iii) the negligence or willful misconduct of Licensee, its agents or anyone claiming by, through or under Licensee; (iv) the existence of Hazardous Materials (as hereinafter defined) on, under or about the Licensed Premises to the extent caused, stored, released, discharged or introduced by Licensee or its agents; (v) the death of or injury to any person or damage to any property in the Licensed Premises; or (vi) the death of or injury to any person or damage to any property on or about the Building to the extent caused by the negligence, recklessness or willful misconduct of Licensee or its agents.

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15.       Miscellaneous.

(a)  Attorneys’ Fees.  In the event of any litigation or arbitration between Licensee and Licensor, whether based on contract, tort or other cause of action or involving bankruptcy or similar proceedings, in any way related to this Agreement, the non-prevailing party shall pay to the prevailing party all reasonable attorneys’ fees and costs and expenses of any type, without restriction by statute, court rule or otherwise, incurred by the prevailing party in connection with any action or proceeding (including arbitration proceedings, any appeals and the enforcement of any judgment or award), whether or not the dispute is litigated or prosecuted to final judgment.  The “prevailing party” shall be determined based upon an assessment of which party’s major arguments or positions taken in the action or proceeding could fairly be said to have prevailed (whether by compromise, settlement, abandonment by other party of its claim or defense, final decision after any appeals, or otherwise) over the other party’s major arguments or positions on major disputed issues.  Any fees and cost incurred in enforcing a judgment shall be recoverable separately from any other amount included in the judgment and shall survive and not be merged in the judgment.

(b)  Authority.  Each person executing this Agreement on behalf of a party hereto represents and warrants that he or she is authorized and empowered to do so and to thereby bind the party on whose behalf he or she is signing.

(c)  Captions.  All captions and headings in this Agreement are for the purposes of reference and convenience and shall not limit or expand the provisions of this Agreement.

(d)  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall comprise but a single instrument.

(e)  Entire Agreement.  This Agreement and the applicable portions of the Sublease contained by reference herein, contain all of the covenants, conditions and agreements between the parties concerning the Licensed Premises, and shall supersede any and all prior correspondence, agreements and understandings concerning the Licensed Premises, both oral and written.  No addition or modification of any term or provision of this Agreement shall be effective unless set forth in writing and signed by both Licensor and Licensee.

(f)  Notices.  Any notice required or permitted under this Agreement shall be effective if in writing and delivered to the other party at the following address:

LICENSOR	LICENSEE

675 West Kendall St. Cambridge, MA 02142 Attn: Amrit Chaudhuri	300 Third Street Cambridge, MA 02142 Alexandra Glucksmann, Ph.D.

(g)  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (the “State”) applicable to contracts entered into in the State between parties residing in the State.  Licensee hereby consents to the personal jurisdiction and venue of any State court located in the county in which

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the Building is located and United States District Courts for Massachusetts, and any successor court, and the service or process by any means authorized by such court.

(h)  Exhibits.  All exhibits and any schedules or riders attached to this Agreement are incorporated herein by this reference and made a part hereof, and any reference in the body of the Agreement or in the exhibits, schedules or riders to the Agreement shall mean this Agreement, together with all exhibits, schedules and riders.  Notwithstanding the incorporation of the Sublease into this Agreement, Licensee assumes no liability for any obligations of Licensor under the Sublease except to the extent expressly assumed in the Agreement.

(i)  Waiver of Trial by Jury.  LICENSEE HEREBY WAIVES ANY AND ALL RIGHTS IT MAY HAVE UNDER APPLICABLE LAW TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE WITH LICENSOR OR SUBLANDLORD ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH THIS AGREEMENT OR THE LICENSED PREMISES.  NOTHING CONTAINED IN THIS SECTION SHALL BE CONSTRUED AS A WAIVER BY LICENSOR OR SUBLANDLORD OF ANY OF ITS RIGHTS TO TRIAL BY JURY IN CONNECTION WITH THE SUBLEASE OR THIS AGREEMENT FOR ANY CLAIMS OR CAUSES OF ACTION SO TRIABLE.

(j)  Successors and Assigns.  Subject to the provisions of this Agreement and the Sublease relating to assignment and subletting, this Agreement shall be binding upon, and shall inure to the benefit of the parties’ respective representatives, successors and assigns.

(k)  Relationship of Parties.  Nothing in this Agreement shall be deemed to create any joint venture or principal-agent relationship or partnership between any of the parties hereto, and no party is authorized to, and no party shall, act toward third parties or the public in any manner that would indicate any such relationship.

(l)  Access.  Sublandlord and Licensor reserve the right to enter the Licensed Premises upon reasonable prior written or oral notice to Licensee (except that in case of emergency no notice shall be necessary) in order to inspect the Licensed Premises and/or the performance by Licensee of the terms of this Agreement or to exercise Licensor’s rights or perform Licensor’s obligations hereunder.

(m)  No Consent.  Licensor represents that no consent of Sublandlord, Master Landlord or any other party is necessary for Licensor to enter into this Agreement.

LICENSEE UNDERSTANDS AND ACKNOWLEDGES THAT RIGHTS UNDER THIS AGREEMENT ONLY CONSTITUTE A LICENSE FOR USE OF THE LICENSED PREMISES AND DO NOT INVOLVE THE GRANT OF ANY INTEREST IN REAL ESTATE.

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MASS INNOVATION LABS, LLC	EDITAS MEDICINE, INC.

/s/ Seth Taylor	/s/ Alexandra Glucksmann
By: Seth Taylor	By: Alexandra Glucksmann, Ph.D.
Title: Chief Financial Officer	Title: Chief Operating Officer
Date: 11/25/2015	Date: 11-30-2015

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Exhibit 1: Sublease

SUBLEASE AGREEMENT
BY AND BETWEEN

VERTEX PHARMACEUTICALS INCORPORATED
a Massachusetts corporation
as Sublandlord

AND

Mass Innovation Labs, LLC
a Delaware Limited Liability Company
as Subtenant

675 West Kendall Street,
Cambridge, Massachusetts

EXECUTION DATE: AS OF FEBRUARY 2, 2015

SUBLEASE AGREEMENT

DEFINED TERMS

Base Rent:	[Omitted in Original]

Broker:	Cassidy Turley Commercial Real Estate Services, Inc.

Building:

The Building known as Building A, 675 West Kendall Street, Cambridge, Massachusetts, containing six levels and an enclosed, two-story rooftop mechanical penthouse, aggregating approximately 302,919 Rentable Square Feet.

Commencement Date:	See Section 1(a).

Complex:	As defined in Section 1.1 of the Master Lease

Effective Date:

As to the Phase I Premises, the date (“Phase I Effective Date”) that is the later of the date that is the date this Sublease is fully executed and the date on which Sublandlord receives Master Landlord’s written consent to this Sublease in substantially similar form to the Consent of Master Landlord attached hereto and incorporated herein as Exhibit H (“Master Landlord’s Consent”) and as to the Phase II Premises, the date occurring 90 days following the Phase I Effective Date (“Phase II Effective Date”).

Execution Date:	The date set forth on the cover page of this Sublease

Expiration Date:	April 30, 2018

Master Landlord:	BMR-675 West Kendall Street LLC

Master Lease:

That certain Lease Agreement dated January 18, 2001 between Master Landlord and Sublandlord, as amended by that certain First Amendment to Lease dated as of May 9, 2002 and Confirmation of Commencement Date and Rentable Square Footage dated January 30, 2003 and Second Amendment to lease dated as of September 16, 2003 and Third Amendment to Lease dated as of December 22, 2003, and Fourth Amendment to Lease dated September 30, 2004, Fifth Amendment to Lease dated as of April 15, 2005, Sixth Amendment dated September 23, 2005, and Seventh Amendment dated January 23, 2006, all as redacted and attached hereto as Exhibit A.

Master Premises:	Approximately 290,716 Rentable Square Feet located within the Building, as more particularly described in the Master Lease.

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Permitted Uses:

Technical office for research and development, laboratory and research facility, to the extent permitted by Section 1.1 of the Master Lease and in compliance with all Laws, and, subject to applicable requirements of the Cambridge Zoning Ordinance, limited manufacturing as an accessory use.

[Omitted in Original]	[Omitted in Original]

Security Deposit:	[Omitted in Original]

Sublandlord:	VERTEX PHARMACEUTICALS INCORPORATED, a Massachusetts corporation.

Sublandlord’s Address for Notices and Payment:

Vertex Pharmaceuticals Incorporated
50 Northern Avenue
Boston, Massachusetts 02210

Notices (but not payments) shall be sent to the attention of James Larsen. Payments shall be sent to accounts receivable (or by wire instruction provided by Sublandlord to Subtenant).

Sublandlord’s Address for Payment:	Vertex Pharmaceuticals Incorporated ATTN: Accounts Receivable 50 Northern Avenue Boston, Massachusetts 02210

Sublease Premises:

A portion of the Master Premises, consisting of (i) approximately 70,973 rentable square feet of which approximately 18,205 rentable square feet is located on the first floor and 52,768 rentable square feet is located on the third floor of the Building as depicted in Exhibit B (“Phase I Premises”) and (ii) upon the Phase II Effective Date, the Sublease Premises expanding to include approximately 52,768 rentable square feet located on the second floor of the Building as depicted in Exhibit B2 (“Phase II Premises”) The term “Sublease Premises” shall refer to the Phase I Premises until the Phase II Effective Date and thereafter shall refer collectively to the Phase I Premises and the Phase II Premises. The term “Phase” used alone shall refer to either the Phase I Premises or the Phase II Premises as the context permits. Upon the Phase II Effective Date, the Sublease Premises shall thereafter consist of approximately 123,741 rentable square feet.

Sublease Term:	The period of time commencing on the Commencement Date and expiring on the Expiration Date.

Subtenant:	Mass Innovation Labs, LLC a Delaware Limited Liability Company

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Subtenant’s Address:

Prior to the Commencement Date:
One Broadway
14th Floor
Cambridge, MA 02142
Attn: Seth Taylor

From and after the Commencement Date:

675 West Kendall Street
Cambridge, Massachusetts 02142
Attn: Seth Taylor

Subtenant’s Share

The ratio, expressed as a percentage, of the Rentable Square Footage of the Sublease Premises to the Rentable Square Footage of the Master Premises, being equal to 24.41%, subject to adjustment based on increases or decreases in the Rentable Square Footage of the Sublease Premises in accordance with the terms and conditions of this Sublease. Effective on the Phase II Effective Date, Subtenant’s Share shall increase to 42.56%.

Exhibits:

Exhibit A – Master Lease
Exhibit B – Sublease Premises (Phase I Premises)
Exhibit B2 – Sublease Premises (Phase II Premises)
Exhibit C – Form of Letter of Credit
Exhibit TI – Subtenant Improvements Workletter
Exhibit D – Schedule of Sublandlord Property
Exhibit E – Form of Bill of Sale
Exhibit F – Intentionally Omitted
Exhibit G - Form of Commencement Date Agreement
Exhibit H - Form of Master Landlord Consent
Exhibit I - Form of Real Estate License Agreement

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THIS SUBLEASE AGREEMENT (this “Sublease”) is entered as of the Effective Date by and between Sublandlord and Subtenant on the basis of the following facts, understandings and intentions:

A.                                    Sublandlord presently leases the Sublease Premises pursuant to the Master Lease.

B.                                    Sublandlord desires to sublease the Sublease Premises to Subtenant and Subtenant desires to sublease the Sublease Premises from Sublandlord on all of the terms, covenants and conditions hereinafter set forth.

C.                                    All of the terms and definitions in the Defined Terms section are incorporated herein by this reference, and any capitalized terms not defined in the Defined Terms or elsewhere in this Sublease shall have the meanings given to such terms in the Master Lease.

NOW, THEREFORE, IN CONSIDERATION of the Sublease Premises subleased herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1.                                      Sublease Premises and Term.

(a)                                 Demise.  Sublandlord hereby subleases to Subtenant, and Subtenant hereby subleases from Sublandlord, the Sublease Premises, for the Sublease Term subject to the terms, covenants and conditions set forth herein.  For the Phase I Premises, the Sublease Term shall commence on the earlier of (a) thirty (30) days following the Phase I Effective Date, or (b) the date Subtenant first occupies any part of the Sublease Premises for any of the Permitted Uses (the “Phase I Commencement Date”) and for the Phase II Premises shall commence on the earlier of (i) thirty (30) days following the Phase II Effective Date, or (ii) the date Subtenant first occupies any part of the Phase II Premises for any of the Permitted Uses (hereinafter referred to in each instance as, the “Phase II Commencement Date” and reference to “Commencement Date” shall mean either or both of the above referenced Phase I Commencement Date and Phase II Commencement Date as applicable by the context).  Sublandlord shall ensure that the Sublease Premises are substantially free and clear of any and all of Sublandlord’s agents, contractors and/or subcontractors by or before the Commencement Date.”).  The Sublease Term shall end on the Expiration Date, or on such earlier date upon which said term may expire or be cancelled or terminated pursuant to any of the provisions of this Sublease.  Following the Commencement Date as to either or each Phase, the parties shall, at either party’s request, execute a Commencement Date Agreement in the form attached hereto as Exhibit G to become a part hereof setting forth the Commencement Date and the Expiration Date.  The parties’ failure to execute such Commencement Date Agreement shall in no way affect Subtenant’s obligation to perform under this Sublease.  As used herein, “Sublease Premises” shall include such appurtenant rights to use the common areas of the Building in common with the other tenants and occupants thereof as granted to Sublandlord under the Master Lease to the extent reasonably required by Subtenant for the use of and access to the Sublease Premises as contemplated hereby, and the existing interior improvements, equipment and systems of the Sublease Premises as of the Commencement Date except for the Sublandlord Property to be purchased by Subtenant pursuant to Section 1(h) hereof.  If Sublandlord fails to deliver possession of the Sublease Premises to Subtenant on or before the Commencement Date as to either Phase, this Sublease shall not be void or voidable nor shall Sublandlord be liable to Subtenant for any resulting loss or damage; provided, however, that Subtenant shall not be liable for any Rent (as hereinafter defined) until delivery of the Sublease Premises to Subtenant.  If Sublandlord fails to deliver possession of the Sublease Premises to Subtenant on or before the Commencement Date, the Rent Commencement Date shall be extended by the same number of calendar days that Sublandlord fails to deliver possession of the Sublease Premises by the Commencement Date.  Subtenant covenants that, as a material part of the consideration for this Sublease, it shall keep and perform each and all of such terms, covenants and conditions by it to be kept and performed, and that this Sublease is made upon the condition of such performance.  Subtenant assumes and agrees to perform Sublandlord’s obligations under the Master Lease during the Sublease Term to the extent such obligations are applicable to the Sublease Premises and are not either excluded from incorporation herein or specifically contradicted or modified herein.  Subtenant shall not commit or suffer any act or omission that will violate any of the provisions of the Master Lease incorporated herein.

(b)                                 Installation of Tenant’s Furniture, Equipment and Fixtures.  As of the Effective Date, Subtenant and its agents, employees, invitees, consultants and contractors (collectively “Agents”) shall have the right to enter the Sublease Premises for space planning, construction of tenant improvements and installation of furniture, equipment and furnishings in the Sublease Premises, at Subtenant’s sole cost (provided that Subtenant shall obtain the consent of Sublandlord and Master Landlord to any Alterations as required by Section 6 of this Sublease).  Such access shall be subject to all of the terms and conditions of this Sublease, except that Subtenant shall not be obligated to pay Rent on account thereof.  Any entry by Subtenant or any of its Agents pursuant to this Section (b) shall be undertaken at Subtenant’s sole risk.  Subtenant shall indemnify, defend and hold Sublandlord and Master Landlord harmless from any and all loss, damage, liability, expense (including reasonable attorneys’ fees and costs), claim or demand of whatsoever character, direct or consequential, including, but not limited to, injury to or death of persons, damage to or loss of property arising out of the exercise by Subtenant of any early entry right granted hereunder.

(c)                                  Parking.  Subtenant shall have a license appurtenant to the sublease of the Premises to use 25 parking spaces commencing on the first day of the fourth month following the Phase I Effective Date, an additional 25 parking spaces for a total of 50 parking spaces commencing on the first day of the seventh month following the Phase I Effective Date, and an additional 25 parking spaces for a total of 75 parking spaces commencing on the first day of the 10th month following the Phase I Effective Date.  Subtenant shall have no right to elect to reduce its allocated parking spaces hereunder and shall be responsible for the parking fees for such parking spaces whether or not it or its employees or licensees uses such parking spaces.  Subtenant shall pay parking fees at the prevailing rates for the Complex as Additional Rent.  Any additional parking spaces offered to Subtenant by Sublandlord shall be on terms and conditions as reasonably determined by Sublandlord, provided that in no instance shall Subtenant be obligated to pay parking fees greater than the prevailing rates for the Complex.  All parking spaces shall be unreserved and otherwise subject to the terms and conditions of the Master Lease.

(d)                                 Acceptance of Sublease Premises.  Subtenant agrees to accept the Sublease Premises in its current “as is” condition other than the following items of Sublandlord work: repair any broken floor tiles, clean the carpet, patch holes in the walls and touch up areas that need paint.  Without limiting the foregoing, Subtenant’s rights in the Sublease Premises are subject to, and Subtenant agrees to comply with, all local, state and federal laws, regulations, codes and ordinances (collectively, “Laws”) governing and regulating the use and occupancy of the Sublease Premises, the terms and conditions of the Master Lease, and all matters now or hereafter of record.  Subtenant acknowledges that neither Sublandlord nor Sublandlord’s agent has made any representation or warranty as to: (i) the present or future suitability of the Sublease Premises for the conduct of Subtenant’s business; (ii) the physical condition of the Sublease Premises; (iii) the expenses of operation of the Sublease Premises; (iv) the safety of the Sublease Premises, whether for the use of Subtenant or any other person, including Subtenant’s Agents; (v) the compliance of the Sublease Premises with applicable Laws; or (vi) any other matter or thing affecting or related to the Sublease Premises.

Subtenant acknowledges that no rights, easements or licenses are acquired by Subtenant by implication or otherwise except as expressly set forth herein.  Subtenant has inspected or will inspect, prior to delivery of possession of the Sublease Premises, the Sublease Premises and become thoroughly acquainted with their condition.  Subtenant acknowledges that the taking of possession of the Sublease Premises by Subtenant will be conclusive evidence that the Sublease Premises were in good and satisfactory condition at the time such possession was taken.  Subtenant specifically agrees that, except as specifically provided by Laws in force as of the date hereof, Sublandlord has no duty to make any disclosures concerning the condition of the Building and the Sublease Premises and/or the fitness of the Building and the Sublease Premises for Subtenant’s intended use and Subtenant expressly waives any duty which Sublandlord might have to make any such disclosures.  Subtenant further agrees that, in the event Subtenant is permitted to and in fact assigns this Sublease or sub-subleases all or any portion of the Sublease Premises, Subtenant will indemnify and defend Sublandlord (in accordance with Section 8(a) hereof) for, from and against any matters which arise as a result of Subtenant’s failure to disclose any relevant information about the Building or the Sublease Premises to any sub-sublessee or assignee of Subtenant.  Subtenant will comply with all Laws relating to the use or occupancy of the Sublease Premises and to the Common Areas (other than those requiring structural alterations, except as required as a result of Subtenant’s Alterations), including, without limitation, making non-structural alterations or providing auxiliary aids and services to the Sublease Premises as required by the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq. (the “ADA”) to the extent such alterations, aids or services (x) are required by Subtenant’s particular use or occupancy of the Sublease Premises, (y) are required for any reason as the result of the non-compliance of the Premises (other than the Shell Building Work and the Common Areas) with any revisions or amendments to the ADA which become effective after the Commencement Date or (z) are due to any alterations or improvements installed by Subtenant in the Sublease Premises (including any resulting ADA compliance requirements in the Common Areas).  Subtenant further agrees that all telephone and other communication installation and use requirements will be compatible with the Building and that Subtenant will be solely responsible for all of its telephone and communication installation and usage costs.

(e)                                  Removal of Personal Property.  All articles of personal property, and all business and trade fixtures, machinery and equipment, cabinet work, furniture and movable partitions, if any, owned or installed by Subtenant at its expense in the Sublease Premises will be and remain the property of Subtenant and may be removed by Subtenant at any time, provided that Subtenant, at its expense, shall repair any damage to the Sublease Premises caused by such removal or by the original installation.  Subtenant shall remove all of Subtenant’s personal property at the expiration of the Sublease Term or sooner termination of this Sublease, in which event the removal will be done at Subtenant’s expense and Subtenant, prior to the end of the Sublease Term or upon sooner termination of this Sublease, will repair any damage to the Sublease Premises caused by its removal.

(f)                                   Holding Over.  If Subtenant holds over after the expiration of the Sublease Term or earlier termination of this Sublease, with or without the express or implied consent of Sublandlord, then Subtenant will become and be only a tenant at sufferance at a per diem Base Rent equal to Two Hundred percent (200%) of the Base Rent payable by Sublandlord and allocable to the Sublease Premises under the Master Lease immediately prior to such expiration or termination, and otherwise upon the terms, covenants and conditions herein specified.  Notwithstanding any provision to the contrary contained herein, (a) Sublandlord expressly reserves the right to require Subtenant to surrender possession of the Sublease Premises upon the expiration of Sublease Term or upon the earlier termination of this Sublease and the right to assert any remedy at law or in equity to evict Subtenant and/or collect damages in connection with any holding over, and (b) Subtenant will indemnify, defend and hold Sublandlord harmless from and against any and all liabilities, claims, demands, actions, losses, damages, obligations, costs and expenses, including, without limitation, attorneys’ fees (including the allocated costs of Sublandlord’s in-house attorneys) incurred or suffered by Sublandlord by reason of Subtenant’s failure to surrender the Sublease Premises on the expiration of the Sublease Term or earlier termination of this Sublease.

(g)                                  Subtenant Improvements to Sublease Premises.  Provisions regarding the initial tenant improvements to be installed and constructed by Subtenant upon the Sublease Premises and the allowance for initial tenant improvements to be paid by Sublandlord are attached as Exhibit TI (the “Subtenant Improvements”).  Subject to Force Majeure and Sublandlord Delay (each as defined in Exhibit TI), Subtenant shall substantially complete Subtenant Improvements for the entirety of each Phase of the Sublease Premises no later than the applicable Rent Commencement Date (the “Subtenant Improvements Completion Date”).  Subject to Exhibit TI, Subtenant shall submit for Sublandlord’s approval (which approval shall not be unreasonably withheld) and for Master Landlord’s approval, pursuant to the requirements of the Master Lease, the preliminary plans and thereafter the final plans and specifications for the Subtenant Improvements.  Subtenant construction of the Subtenant Improvements shall otherwise comply with the terms and conditions of Section 3.3 of the Master Lease, including, but not limited to, Subtenant’s obligation to remove such Subtenant Improvements if required by Master Landlord in accordance therewith; provided, however, Subtenant shall have no obligation to remove Subtenant Improvements unless the same were identified for removal at the time Master Landlord gave its consent thereto.  All permanent portions of the Subtenant Improvements installed in the Sublease Premises, including all fixtures and cabinet work, if any, will be and shall remain the property of Sublandlord,

(h)                                 Purchase of Sublandlord Property.  Subtenant agrees to purchase and Sublandlord agrees to sell certain personal property, equipment, and business and trade fixtures presently located within the Sublease Premises (the “Sublandlord Property”) as described on Exhibit D attached hereto and incorporated herein.  Subtenant agrees to pay Sublandlord the sum of One Dollar ($1.00) (“Sublandlord Property Purchase Price”) for the Sublandlord

Property upon execution of this Sublease.  Sublandlord shall, upon receipt of the entire Sublandlord Property Purchase Price from Subtenant, execute and deliver to Subtenant a bill of sale for the Sublandlord Property in the form of Exhibit E attached hereto and incorporated herein.  The Sublandlord Property shall be conveyed to Subtenant on the Commencement Date in its “as is, where is, with all faults, if any” condition as of the Commencement Date, without any warranties, express or implied regarding their physical condition, capacity, quality, value, workmanship, operating capability or performance, compliance with applicable laws, or their fitness or suitability for Subtenant’s purposes (but with a warranty by Sublandlord that as of the date of such conveyance, Sublandlord has good title to and the right and authority to convey the Sublandlord Property; and that the Sublandlord Property is free and clear of all security interests, liens and encumbrances.

2.                                      Sublease Subject to Master Lease.

(a)                                 Inclusions.  All of the terms, conditions and covenants of the Master Lease are hereby incorporated into this Sublease by reference, except as excluded in Section 2(b) herein.  Subtenant shall be subject to, bound by and comply with all of said included terms, conditions and covenants of the Master Lease with respect to the Sublease Premises herein for the benefit of both Sublandlord and Master Landlord, it being understood and agreed that wherever in the Master Lease the word “Tenant” appears, for the purposes of this Sublease, the word “Subtenant” shall be substituted, and wherever the word “Landlord” appears, for the purposes of this Sublease, the word “Sublandlord” shall be substituted; and that upon the breach of any of said terms, conditions or covenants of the Master Lease by Subtenant or upon the occurrence of an Event of Default by Subtenant, Sublandlord may exercise any and all rights and remedies granted to Master Landlord by the Master Lease.  In the event of any conflict between this Sublease and the Master Lease, the terms of this Sublease shall control between Sublandlord and Subtenant.  It is further understood and agreed that Sublandlord has no duty or obligation to Subtenant under the aforesaid Sections of the Master Lease other than to perform the obligations of Sublandlord as tenant under the Master Lease during the Sublease Term.  Whenever the provisions of the Master Lease incorporated as provisions of this Sublease require the written consent of Master Landlord, said provisions shall be construed to require the written consent of both Master Landlord and Sublandlord.  Subtenant hereby acknowledges that it has read and is familiar with all the terms of the Master Lease, and agrees that this Sublease is subordinate and subject to the Master Lease.

(b)                                 Exclusions.  The terms and provisions of the following Sections and Exhibits of the Master Lease are not incorporated into this Sublease: Any redacted provisions of the Master Lease or amendments to the Master Lease; Article I in its entirety (i.e.  all subsections); the portion of Section 2.1 governing parking spaces; Sections 2.2, 2.3, 3.1, 3.2, 3.4 and 3.5 in their entirety (i.e.  all subsections); Subsection 4.1(a) and 4.1(b); Sections 4.2 (except to the extent necessary to give meaning to Subtenant’s obligations under paragraph 3 of this Sublease and except the second, third and fourth paragraphs of Section 4.2.5) and 4.3; Subsections 5.1.6, 5.1.7 (this exclusion shall not affect Master Landlord’s right to enter the Sublease Premises pursuant to said Subsection 5.1.7), 5.1.8, 5.1.10, 5.1.11, 5.1.12, 5.1.15; Subsection 5.2.1 (except to the extent necessary to give meaning to paragraph 5 of this Sublease); Sections 6.1, 7.1 (except to the extent necessary to give meaning to paragraph 12 of this Sublease), 10,1, 10.3, 10.5, 10.7, 10.8, 10.11, 10.12, 10.14 (expect to the extent necessary to give meaning to subparagraph 1(e) of this Sublease) and 10.17; Exhibits A, A-l, A-2, A-3, B, B-l, E, F and F-l; the First Amendment to Lease, the Second Amendment to Lease, the Third Amendment to Lease, the Fourth Amendment to Lease, the Fifth Amendment to Lease, the Sixth Amendment to Lease, and the Seventh Amendment to Lease.  Notwithstanding anything herein to the contrary, Subtenant shall comply with the PTDM Approval requirements as set forth in Section 3.1.4 of the Master Lease.

(c)                                  Time for Notice.  Except for the time limits for notice, demands, performance or exercise of rights specified in this Sublease which shall not be altered by this Section 2(c), including without limitation the time frames set forth in Sections 11 and 12 hereof, the time limits provided for in the Master Lease for the giving of notice, making of demands, performance of any act, condition or covenant, or the exercise of any right, remedy or option, are amended for the purposes of this Sublease by lengthening or shortening the same in each instance by five (5) days, as appropriate, so that notices may be given, demands made, or any act, condition or covenant performed, or any right, remedy or option hereunder exercised, by Sublandlord or Subtenant, as the case may be, within the time limit relating thereto contained in the Master Lease.  If the Master Lease allows only five (5) days or less for Sublandlord to perform any act, or to undertake to perform such act, or to correct any failure relating to the Sublease Premises or this Sublease, then Subtenant shall nevertheless be allowed three (3) days to perform such act, undertake such act and/or correct such failure.  In the event of a conflict between the time frame set forth elsewhere in this Sublease and the time frame specified in the Master Lease as modified by this Section 2(c), the time frame set forth elsewhere in this Sublease shall control.

(d)                                 Master Landlord’s Obligations.  It shall be the obligation of Master Landlord to provide all services to be provided by Master Landlord under the terms of the Master Lease and to satisfy all obligations and covenants of Master Landlord made in the Master Lease.  Subtenant acknowledges that Sublandlord shall be under no obligation to provide any such services or satisfy any such obligations or covenants; provided, however, Sublandlord, upon written notice by Subtenant, shall use reasonable efforts to enforce all obligations of Master Landlord under the Master Lease, without any obligation of Sublandlord to incur any costs or bring any legal action against Master Landlord.

(e)                                  Rules and Procedures.  Subtenant hereby acknowledges and agrees that other subtenants of Sublandlord are occupying or may in the future occupy other portions of the Master Premises.  In addition to the rules and regulations of the Master Lease, Subtenant’s use of the Sublease Premises and access to and use of the Common Areas and any other services in connection with the Sublease Premises or this Sublease shall be subject to such additional rules and procedures reasonably promulgated by Sublandlord and delivered to Subtenant from time to time.  Subtenant’s compliance with such rules and procedures constitutes a material inducement to Sublandlord’s willingness to enter into this Sublease; any violation thereof shall constitute a material breach of this Sublease.  Subtenant shall have reasonable periodic access to the Building atrium after 5:00 PM for functions in accordance with Master Landlord rules and regulations and at cost determined by Master Landlord or reasonably by Sublandlord.

(f)                                   Termination of Master Lease.  If the Master Lease terminates with respect to the Sublease Premises, prior to the expiration or earlier termination of this Sublease, this Sublease shall concurrently terminate, unless this Sublease becomes a direct lease of the Building between Master Landlord and Subtenant as provided in the Master Landlord’s Consent or unless Master Landlord and Subtenant agree to deem this Sublease to be a direct lease of the Sublease Premises between Master Landlord and Subtenant; provided that as a condition to such direct lease, Sublandlord shall be released from all liabilities and obligations under this Sublease and the Master Lease with respect to the Sublease Premises arising from and after the date that the Master Lease terminated with respect to the Sublease Premises.

(g)                                  Consent or Approval of Master Landlord.  All references in this Sublease (whether in the text itself or by incorporation from the Master Lease) to the consent or approval of Master Landlord or Sublandlord shall mean the written consent or approval of Master Landlord or Sublandlord, as the case may be.  If any request or demand is made by Master Landlord (whether requiring an act, restraint or payment) directly to Subtenant pursuant to the Master Lease in respect of a corresponding obligation under the Master Lease, then such request or demand shall be honored and performed or adhered to as if the request or demand was made directly by Sublandlord.  In all provisions of this Sublease requiring the satisfactory approval or consent of Sublandlord, Subtenant first shall be required to obtain the approval or consent of Sublandlord and then, if Sublandlord under similar circumstances would be required under the terms of the Master Lease, to obtain the like approval or consent of Master Landlord, Sublandlord shall forward to Master Landlord such requests as Subtenant may submit for approval or consent from Master Landlord.  Whenever, pursuant to this Sublease, Master Landlord or Sublandlord’s consent or approval, or the review or consideration by Master Landlord or Sublandlord of any matter, is permitted, solicited or required prior to or in connection with any activity planned or undertaken on behalf of Subtenant (including, without limitation, Master Landlord’s consent to this Sublease), Subtenant shall reimburse Master Landlord and Sublandlord for all reasonable expenses (including, without limitation, the reasonable fees and disbursements of attorneys and other professional consultants) incurred by Master Landlord and Sublandlord, as the case may be, in connection with such consideration, review, consent or approval.  Such reimbursement shall be made by Subtenant within twenty (20) days after written demand.  Expenses incurred by Sublandlord shall be deemed to include any expenses or fees payable to Master Landlord under the Master Lease.

(h)                                 Representations of Sublandlord.  Sublandlord represents to Subtenant that a true and correct copy of the Master Lease, redacted to expunge certain confidential economic information, is attached hereto as Exhibit A, that the Master Lease is in full force and effect and has not been amended, and that, to Sublandlord’s knowledge, no default exists on the part of Sublandlord or Master Landlord under the Master Lease.  As long as no Event of Default by Subtenant exists hereunder, Sublandlord (i) shall continue to perform the obligations of tenant under the Master Lease which are not incorporated herein, including the obligation of Sublandlord to pay rent to Master Landlord in accordance with the provisions of the Master Lease and (ii) agrees not to voluntarily terminate, cancel or surrender the Master Lease with respect to the Sublease Premises during the Sublease Term, subject, however to any termination of the Master Lease without the fault of the Sublandlord.

(i)                                     Sublandlord Services.  Sublandlord shall be responsible for the following (collectively, “Sublandlord Services”):

(i)  Staff the loading dock to receive deliveries and coordinate shipping.

(ii)  Provide for personnel to be stationed at the front desk of the Building during normal business hours of 7 AM to 7 PM and access to the Building to be only by card access at all other times.  Sublandlord shall not provide specific security to the Sublease Premises and such security shall be Subtenant’s sole responsibility and obligation.  Subtenant shall have the right to install its own security system as provided in Section 6.

(iii)  Maintain the common areas of the Master Premises in the condition required by Section 5.1.3 of the Master Lease.

(iv)  Maintain the insurance required under Subsection 4.2.2.1(c) of the Master Lease.

(v)  Provide Utilities to the Master Premises to the extent Master Landlord is not responsible for the provision of the same pursuant to Section 4.2.3 of the Master Lease.

(vi)  Provide a compactor for trash removal with capacity reasonably sufficient for trash removal for the Sublandlord and subtenants of the Master Premises.

Subtenant shall reimburse Sublandlord for Subtenant’s Share of these expenses as Additional Rent as provided in Paragraph 3(c), below.

3.                                      Rent.

(a)                                 Base Rent.  Base rent (“Base Rent”) shall be as set forth in the Defined Terms.  Subtenant shall pay Base Rent in monthly installments in advance on or before the first day of each and every calendar month during the Sublease Term [Omitted in Original] Subtenant shall be responsible for Additional Rent for each Phase, including, but not limited to Subtenant’s Share of Master Lease Additional Rent, Subtenant’s Share of Sublandlord Operating Expenses, and electricity charges commencing on the applicable Commencement Date of the Phase.

(b)                                 Subtenant’s Share of Master Lease Additional Rent.  In addition to Base [Omitted in Original].  Subtenant shall pay to Sublandlord Subtenant’s Share of Master Lease Additional Rent in accordance with Section 4.2 of the Master Lease with respect to all expenses payable by Sublandlord to Master Landlord pursuant to Sections 4.2.1, 4.2.2, 4.2.3, and 4.2.4 (“Master Lease Additional Rent”), Subtenant shall pay Sublandlord estimated monthly installments of Subtenant’s Share of this Master Lease Additional Rent in advance, together with payments of Base Rent hereunder, which shall equal Subtenant’s Share of the Sublandlord’s monthly estimate of Master Lease Additional Rent as determined pursuant to the above-referenced sections of the Master Lease.  [Omitted in Original]

(c)                                  Net Rental.  Subtenant shall pay or reimburse Sublandlord for Subtenant’s Share of all costs and expenses of every kind and nature which may, at any time during the Sublease Term, be imposed on Sublandlord pursuant to the Master Lease for any reason, without deduction or setoff, including, but not limited to, Master Lease Additional Rent, as set forth above and all other amounts payable by Sublandlord to Master Landlord under the Master Lease.  Additionally, Subtenant shall pay or reimburse Sublandlord, without deduction or setoff, for (i) Subtenant’s Share of the costs and expenses which accrue after the Commencement

Date arising from Sublandlord’s contract with a third-party vendor for the maintenance of the Building’s heating, ventilating and air-conditioning system and all amounts accruing during the Sublease Term and payable by Sublandlord to any person or entity in order to comply with Sublandlord’s obligations of any nature under the Master Lease or this Sublease with respect to the Building, the services provided by Sublandlord hereunder and the maintenance and repair responsibilities of Sublandlord under the Master Lease and this Sublease (collectively, “Sublandlord Operating Expenses”), and (ii) all costs and expenses incurred by Sublandlord as a result of Subtenant’s failure to timely comply with its obligations under this Sublease.  Subtenant shall also be responsible to pay directly for the cost of all personal property taxes, all utilities and janitorial services for the Sublease Premises.  To the extent that any Building services (including, without limitation, maintenance and janitorial) are not provided to the Sublease Premises by Master Landlord under the Master Lease or specifically enumerated herein, Subtenant acknowledges and agrees that obtaining and paying for such services are Subtenant’s sole responsibility (subject to the terms and conditions of this Sublease and the Master Lease), and Sublandlord shall have no obligation with respect thereto (unless otherwise specifically set forth in this Sublease).

(d)                                 Payment of Rent.  As used herein, “Rent” shall include Base Rent, Subtenant’s Share of Master Lease Additional Rent, Subtenant’s Share of Sublandlord Operating Expenses and all other additional rent, costs, charges and expenses to be paid by Subtenant to Sublandlord pursuant to this Sublease.  Rent herein reserved or payable shall be paid at Sublandlord’s election, (i) to Sublandlord’s address for payment of Rent set forth in the Defined Terms, or (ii) to such other payee and/or at such other place as Sublandlord may designate from time to time in writing, in lawful money of the United States of America, as and when the same become due and payable, without demand therefor and without any deduction, set-off or abatement whatsoever, except as expressly, provided otherwise in this Sublease or the Master Lease.  Subtenant shall be required to pay Subtenant’s Share of Master Lease Additional Rent and Subtenant’s Share of Sublandlord Operating Expenses, and any additional rent payable hereunder, notwithstanding any dispute regarding such obligation, unless and until such dispute is finally resolved in favor of Subtenant (or Sublandlord, in any dispute relating to payments made by Sublandlord under the .  Master Lease).  In the event the first day of the Sublease Term shall not be the first day of a calendar month or the last day of the Sublease Term is not the last day of the calendar month, Base Rent and Subtenant’s Share of Master Lease Additional Rent and Subtenant’s Share of Sublandlord Operating Expenses and other costs and expenses shall be appropriately prorated based on the number of calendar days.  Additionally, Subtenant shall pay to Sublandlord, as additional rent hereunder, within twenty (20) days after written request therefor, any other payments for which Sublandlord shall become responsible to Master Landlord or Sublandlord under the Master Lease or this Sublease, including, but not limited to, additional rent arising (i) by reason of Subtenant’s request for extraordinary services or utilities (such as replacement lighting) from Master Landlord or Sublandlord, or (ii) as a result of Subtenant’s Event of Default hereunder.

By the later of 120 days following the end of each calendar year or 30 days following Sublandlord’s receipt of the year end true-up statement from Master Landlord, Sublandlord shall render Subtenant a statement in reasonable detail and according to usual accounting practices certified by a representative of Sublandlord, showing for the preceding calendar year or fraction thereof, as the case may be, the Subtenant’s Share of Master Lease Additional Rent and

Subtenant’s Share of Sublandlord Operating Expenses and other costs and expenses.  Said statement to be rendered to Subtenant also shall show for the preceding year or fraction thereof, as the case may be, the amounts already paid by Subtenant on account of Subtenant’s Share of Master Lease Additional Rent and Subtenant’s Share of Sublandlord Operating Expenses and other costs and expenses and the amount of remaining due from, or overpaid by, Subtenant for the year or other period covered by the statement.  If such statement shows a balance remaining due to Sublandlord, Subtenant shall pay same to Sublandlord on or before the thirtieth (30th) day following receipt by Subtenant of said statement.  Any balance shown as due to Subtenant shall be credited against Annual Base Rent next due, or refunded to Subtenant if the Sublease Term has then expired and Subtenant has no further obligation to Sublandlord.

Subtenant shall have the right to examine, audit and photocopy Sublandlord’s books and records relating to Subtenant’s Share of Master Lease Additional Rent and Subtenant’s Share of Sublandlord Operating Expenses and other costs and expenses for any calendar year for a period of three (3) months following the date that Subtenant receives the statement of actual Subtenant’s Share of Master Lease Additional Rent and Subtenant’s Share of Sublandlord Operating Expenses and other costs and expenses; provided, however, that (a) Subtenant may exercise such right only once per twelve (12) month period; and (b) Subtenant signs a confidentiality agreement in form reasonably satisfactory to Sublandlord.  Subtenant shall give Sublandlord not less than thirty (30) days’ prior written notice of its intention to examine and audit such books and records, and such examination and audit shall take place at the main office of Sublandlord.  All costs of the examination and audit shall be performed by a certified public accountant and shall be on a non-contingent fee basis and shall be borne by Subtenant; provided, however, that if such examination and audit establishes that Subtenant’s Proportionate Share of Operating Expenses and Taxes for the year in question are less than the amount set forth on the Sublandlord’s statement of Subtenant’s Share of Master Lease Additional Rent and Subtenant’s Share of Sublandlord Operating Expenses and other costs and expenses by at least five percent (5%), then Sublandlord shall pay the reasonable costs of such examination and audit.  If the payments made by Subtenant for such year are more than Subtenant’s required payment on account thereof for such Operating Year, Sublandlord shall promptly refund such overpayment.  If the payments made by Subtenant for such year are less than Subtenant’s required payment on account thereof for such Operating Year, Subtenant shall pay the deficiency to Sublandlord within thirty (30) days after conclusion of the examination and audit as well as Sublandlord’s actual out-of-pocket costs in connection with such examination and audit.  The obligation to make such refund or payment for any period within the Lease Term shall survive expiration of the Sublease Term.  If Subtenant does not elect to exercise its right to examine and audit Sublandlord’s books and records for any calendar year within the time period provided for by this Section, Subtenant shall have no further right to challenge Sublandlord’s statement as to Subtenant’s Share of Master Lease Additional Rent and Subtenant’s Share of Sublandlord Operating Expenses and other costs and expenses.

(e)                                  Subtenant’s Electricity and Utilities.  In addition to Subtenant’s obligations to pay Rent set forth above, Subtenant shall pay or reimburse Sublandlord, without deduction or [Omitted in Original] monthly, in advance, on the first day of each and every calendar month during the Sublease Term, (i) if the Sublease Premises is separately metered for any specified utility, then directly to the utility its electricity, gas, and water charges or (ii)

otherwise a sum equal to a pro rata calculation based on rentable square feet pursuant to the existing meter for floors 1-3 at the Property or other reasonable allocation if not so metered.

(f)                                   Late Payment Charges and Interest.  Any payment of Rent or other amount from Subtenant to Sublandlord or Master Landlord under this Sublease which is not paid on the date due shall accrue interest from the date due until the date paid at a rate equal to the lesser of ten percent (10%) per year or the maximum rate then permitted by law (the “Interest Rate”): If any installment of Rent is not paid promptly on the first of the month, or otherwise when due, Subtenant shall pay to Sublandlord a late payment charge equal to five percent (5%) of the amount of such delinquent payment of Rent, in addition to the installment of Rent then owing.  This Section shall not relieve Subtenant of Subtenant’s obligation to pay any amount owing hereunder at the time and in the manner provided.

(g)                                  Security Deposit.  [Omitted in Original]

4.                                      Use.  The Sublease Premises shall be used for the Permitted Uses only and for no other purpose or business without the prior written consent of Master Landlord and Sublandlord.  At its own expense, Subtenant will procure, maintain in effect and comply with all conditions of any and all permits, licenses and other governmental approvals required for Subtenant’s use of the Sublease Premises.

5.                                      Assignment and Subletting.

(a)                                 Transfer of Subleasehold Estate.  Subtenant shall not permit occupancy of the Sublease Premises by any person or persons other than Subtenant or sell, assign, encumber, sublease or otherwise transfer by operation of law or otherwise (collectively, “Transfer”) the Sublease Premises or this Sublease, other than licenses to Permitted Licensees, as hereinafter defined, without Master Landlord’s and Sublandlord’s prior written consent, which consent of Sublandlord shall not be unreasonably withheld or conditioned subject to the provisions of Section 5.2.1 of the Master Lease as incorporated herein; provided, however, that prior to making the Sublease Premises available for subletting or assignment (excluding licenses to Permitted Licensees), Subtenant shall first offer to Sublandlord, by written notice, the right to recapture the portion of the Sublease Premises which Subtenant intends to sublet or assign.  Sublandlord shall give its approval or reasons for disapproval, or election to recapture, within fifteen (15) business days after Subtenant has requested Sublandlord’s consent to such sublease or assignment.  If Sublandlord so elects to recapture, Sublandlord and Subtenant shall enter into an agreement partially terminating this Sublease with respect to the portion of the Sublease Premises so recaptured by Sublandlord.  Notwithstanding anything in this Section 5 (a) to the contrary, Sublandlord’s consent shall not be required in connection with a Transfer to an “Affiliate of Tenant” as such term is defined in Section 5.2.1 of the Lease with respect to the Subtenant to the extent and in accordance with the requirements of Section 5.2.1 and provided further that the Affiliate of Tenant shall have a tangible net worth equal to or greater than the tangible net worth of Subtenant as of the Commencement Date, and before such a Transfer shall be effective (i) the Affiliate of Tenant shall, in the case of an assignment, assume in full the obligations of Subtenant under this Lease; (ii) Sublandlord shall be given written notice of the transfer and (iii) the use of the Sublease Premises or portion thereof the Affiliate of Tenant shall be a use permitted under this Sublease.  Subtenant shall reimburse Sublandlord, as additional rent, for (i) all of Sublandlord’s reasonable attorneys fees and other costs, charges and expenses in connection with the review, processing, negotiation and documentation of any request for Sublandlord’s and Master Landlord’s consents to a proposed Transfer of the Sublease Premises (including, but not limited to, amounts payable by Sublandlord to Master Landlord for its consent) and (ii) fifty percent (50%) of the excess of any subrent and other consideration received by Subtenant by reason of such Transfer, over the sum of the Rent payable hereunder, plus all of any bonus or excess rent payable by Sublandlord to Master Landlord under the Master Lease by reason of such Transfer, after deduction of the costs and expenses permitted to be deducted under Section 5.2.1 of the Master Lease.  The “recapture” and “excess subrent” provisions of this Section 5 (a) shall not apply to any Transfer to an Affiliate of Tenant nor with respect to any licenses to Permitted Licensees.  Any Transfer in violation of the terms of this Sublease shall be void and shall be of no force or effect.  Any consent by Sublandlord or Master Landlord to any Transfer shall apply only to the specific Transfer thereby approved.  Such consent shall not be construed as a waiver of Subtenant’s obligations to obtain Sublandlord’s and Master Landlord’s consent to any subsequent Transfer or as a modification or limitation of Sublandlord’s rights hereunder.  Subtenant may license use and occupancy of portions of the Sublease Premises to operating life science companies for research purposes that comply with Subtenant’s general underwriting policies on a Real Estate License Agreement materially the same form as attached hereto as Exhibit I (each, a “Permitted Licensee”).  Subtenant shall remain responsible under this Sublease for all obligations of the Subtenant irrespective of use and occupancy of any portion of the Sublease Premises by one or more Permitted Licensees.

(b)                                 Assumption by Transferees.  Each and every assignee, transferee or successor in interest of Subtenant, and their respective assignees, transferees or successors in interest, shall immediately be and remain liable jointly and severally with Subtenant and with each other for the payment of the Rent payable under this Sublease and for the performance of all covenants, agreements, terms and provisions of this Sublease on the part of Subtenant to be performed to the end of the Sublease Term.

(c)                                  Assignment of Subrents.  In the event of any Transfer, whether or not in violation of the provisions of this Sublease, Sublandlord may, after an Event of Default by Subtenant, and for so long as such Event of Default is uncured, collect Rent from the assignee of the Sublease, or the subtenant or occupant or the Sublease Premises and apply the net amount collected to the curing of any Event of Default hereunder in any order or priority Sublandlord may elect, any unexpended balance to be applied by Sublandlord against any Rent or other obligations subsequently becoming due, but no such assignment, subletting, occupancy or collection of Rent shall be deemed a waiver of the covenants in this Section 5, nor shall it be deemed acceptance of the assignee, subtenant or occupant as a subtenant, or a release of Subtenant from the full performance by Subtenant of all of the terms, conditions and covenants of this Sublease.

(d)                                 Voluntary Termination of Master Lease.  In the event that Master Landlord and Sublandlord negotiate a voluntary termination of the Master Lease, then as long as the Master Landlord and Subtenant have entered into a direct lease of the Sublease Premises, this Sublease shall terminate concurrently therewith and Sublandlord shall be relieved of its obligations, and released of all liability, accruing under this Sublease from and after the effective date of such lease, whereupon Subtenant shall attorn directly to the Master Landlord.

(e)                                  Change of Control Deemed a Transfer.  For the purposes of this Sublease, the term “Transfer” shall include (i) Subtenant entering into any management agreement or any agreement in the nature thereof transferring control or any substantial percentage of the profits and losses from the business operations of the Subtenant to a person or entity other than the Subtenant, or otherwise having substantially the same effect; or (ii) the sale or transfer (which term shall include, without limitation, the exchange, issuance and redemption) of fifty percent (50%) or more, or such smaller percentage as would result in a change in the voting control, of the voting stock, membership interests or partnership interests, as applicable, of Subtenant, or of any immediate or remote controlling entity of Subtenant, or of any guarantor of the obligations of Subtenant under this Sublease.

6.                                      Alterations; Tenant Improvement Reimbursement.  In limitation of the rights set forth in Section 5.1.5 of the Master Lease Subtenant shall not make or suffer to be made any alterations, additions or improvements (collectively “Alterations”) in, on, or to the Sublease Premises without the prior written consent of Sublandlord (and Master Landlord, if so required by the Master Lease), which may be withheld by Sublandlord in its sole discretion except Sublandlord shall not unreasonably withhold or delay its consent for minor, non-structural modifications to the Sublease Premises that do not exceed $20,000 in the aggregate, or which require consent of the Master Landlord under the Master Lease, and which do not affect (i) the exterior of the Building or (ii) any Building systems, including plumbing, electrical, air conditioning, heating, security and life safety.  Subtenant shall notify Sublandlord (and Master Landlord, if applicable) not less than five (5) business days in advance of commencing construction of the Alterations so that Sublandlord and Master Landlord may post appropriate notices of non-responsibility.  The term “Alterations” includes any alterations, additions or improvements made by Subtenant to comply with the ADA as required by Section 1(d) above.  All Alterations must be constructed (a) in a good and workman-like manner using materials of a quality comparable to those on the Sublease Premises, (b) in conformance with all Laws, (c) only after all necessary permits, licenses and approvals have been obtained by Subtenant from appropriate governmental agencies, and (d) shall be diligently prosecuted to completion.  Any contractor or other person making any Alterations must first be approved in writing by Sublandlord (and Master Landlord, if required by the Master Lease) and Sublandlord may require that all work be performed under Sublandlord’s supervision.  Except where precluded by terms of the Master Lease and Master Landlord’s rights in and to any Alterations to any of the Sublease Premises, upon the expiration or sooner termination of this Sublease, Subtenant shall, upon demand by Sublandlord, at Subtenant’s sole cost and expense, promptly remove any Alterations made or paid for by Subtenant and repair and restore the Sublease Premises to their original condition, ordinary wear and tear excepted.  Notwithstanding the foregoing, Subtenant shall not be required to remove any Alterations made or paid for by Subtenant unless Sublandlord expressly requires such removal in its original consent to the Alterations.

Subtenant will keep the Sublease Premises and the Building free from any liens arising out of any work performed, materials furnished, or obligations incurred by Subtenant.  If a lien is filed, Subtenant will discharge the lien or post a bond within ten (10) days after receiving notice thereof.  Sublandlord has the right to post and keep posted on the Sublease Premises any notices that may be provided by law or which Sublandlord may deem to be proper for the protection of Sublandlord, the Sublease Premises and the Building from such liens.  Subtenant shall promptly reimburse to Sublandlord as additional rent hereunder, any fees or charges imposed on

Sublandlord under the Master Lease by virtue of Subtenant’s proposal or performance of any Alterations.

7.                                      Indemnity.

(a)                                 Subtenant Indemnity.  Subtenant shall indemnify, defend (by counsel acceptable to Sublandlord and Master Landlord in their sole discretion), protect and hold Sublandlord and Master Landlord and their respective directors, officers, shareholders, partners, members, employees, contractors, assigns and mortgagees harmless from and against any and all liabilities, claims, demands, losses, damages, costs and expenses (including reasonable attorneys’ fees) arising out of or relating to (i) the use or occupancy of the Sublease Premises by Subtenant or its Agents or anyone claiming by, through or under Subtenant; (ii) the failure by Subtenant or anyone claiming by, through or under Subtenant to comply with any term, condition, or covenant of this Sublease or the Master Lease incorporated herein, including, without limitation, Subtenant’s obligation to surrender the Sublease Premises in the condition herein required; (iii) the negligence or willful misconduct of Subtenant, its Agents or anyone claiming by, through or under Subtenant; (iv) the existence of Hazardous Materials (as hereinafter defined) on, under or about the Sublease Premises to the extent caused, stored, released, discharged or introduced by Subtenant or its Agents; (v) the death of or injury to any person or damage to any property in the Sublease Premises; or (vi) the death of or injury to any person or damage to any property on or about the Master Premises to the extent caused by the negligence, recklessness or willful misconduct of Subtenant or its Agents.

(b)                                 Sublandlord Indemnity.  Sublandlord shall indemnify, defend (by counsel acceptable to Subtenant), protect and hold Subtenant and its assigns harmless from and against any and all liabilities, claims, demands, losses, damages, costs and expenses (including attorneys’ fees) arising out of or relating to: (i) the existence of Hazardous Materials (as hereinafter defined) on, under or about the Sublease Premises to the extent introduced upon the Sublease Premises by Sublandlord, its agents, employees, contractors, licensees, subtenants or invitees prior to the Commencement Date; or (ii) the death of or injury to any person or damage to any property occurring outside the Sublease Premises to the extent caused by the negligence, recklessness or willful misconduct of Sublandlord or its agents, employees, contractors, licensees, subtenants or invitees (other than Subtenant).

(c)                                  In the event that an indemnified party’s negligence, recklessness or willful misconduct contributed to cause the injury or damage for which a claim of indemnity is asserted against an indemnifying party hereunder, the damages and expenses (including, without limitation, reasonable attorneys’ fees) shall be allocated or reallocated, as the case may be, between the indemnified party and the indemnifying party in such proportion as appropriately reflects the relative fault of the two parties, and the liability of the indemnifying party shall be proportionally reduced.  The foregoing indemnification obligations are conditioned on the indemnified party promptly notifying the indemnifying party in writing after any of the indemnified parties receives notice of a claim or loss for which indemnification is or may be sought under this Lease.  Failure to provide such notice will relieve the indemnifying party of its indemnity obligations to the extent that such failure prejudices the indemnifying party.  The indemnifying party will have the right to control, in a manner not adverse to the indemnified parties, the defense and settlement of any claims.  The indemnified parties may employ counsel, at their own expense, with respect to any such claim (provided that if counsel is employed due to a conflict of interest or because the indemnifying party does not assume control of the defense, the indemnifying party will bear such expense).  The indemnifying party will not admit liability or enter into any settlement of a claim that adversely affects the indemnified parties’ rights or interests without the indemnified parties’ prior written approval.  The indemnifications set forth in this Article 7 shall survive the expiration or earlier termination of this Sublease with respect to any claims or liability occurring prior to such expiration or termination.

8.                                      Insurance.

(a)                                 Subtenant Compliance with Insurance Requirements.  Subtenant shall not, directly or indirectly, make any use of the Sublease Premises which may be dangerous to person or property or which may jeopardize any insurance coverage or may increase the cost of insurance or require additional insurance coverage.  If, by reason of any activity allowed by Subtenant in the Sublease Premises, any insurance coverage is jeopardized or insurance premiums are increased, Sublandlord shall have the option, in its sole discretion, either to terminate this Sublease or to require Subtenant to make immediate payment of such increased insurance premium and upon payment of such premium Subtenant shall not be deemed in default hereunder.  Subtenant may not self-insure against any risks required herein to be covered by insurance.

(b)                                 Subtenant’s Use of Consultants and Contractors.  In the event Subtenant utilizes the services of consultants and/or contractors at the Sublease Premises, Subtenant shall require from them (or provide in its insurance policies) for insurance coverage for all such consultants and contractors with the same minimum insurance requirements detailed below.  Sublandlord reserves the right to request from Subtenant copies of such consultants’ and contractors’ certificates (to the extent such persons are not covered under Subtenant’s insurance policies) when deemed necessary.

(c)                                  Policy Requirements.  The policies carried by Subtenant as required below shall be (i) shall be written by companies licensed to do business in the state in which the Sublease Premises are located and have a General Policyholder’s rating of at least A:VIII as set forth in the most current issue of Best’s Insurance Guide, (ii) not be invalidated or reduced by the acts or omissions of other insureds, or by any breach, violation or misrepresentation of any warranties, declarations or conditions in such policy, (iii) name Master Landlord, Sublandlord and any other additional insureds required to be named in Sublandlord’s insurance policies under the Master Lease, and their respective subsidiaries, affiliates, successors and assigns (and all such parties’ respective officers, directors, shareholders, employees and agents) as additional insureds, and (iv) endorsed to stipulate that Subtenant’s insurance shall be primary to and noncontributory with any and all other insurance maintained or otherwise afforded to Sublandlord or Master Landlord, and any other additional insureds required to be named in Sublandlord’s insurance policies under the Master Lease, or their respective their respective subsidiaries, affiliates, successors and assigns (and all such parties’ respective officers, directors, shareholders, employees and agents).  The insurance policies required herein shall also comply with the standards for insurance coverage set forth in the Master Lease.

(d)                                 Waiver of Subrogation.  To the extent permitted by law, and without affecting the coverage provided by insurance to be maintained hereunder, Subtenant and its respective insurers waive all rights of recovery or subrogation against Sublandlord and Master Landlord, and their officers, directors, employees, agents, and insurers, and Sublandlord and its respective insurers waive all rights of recovery or subrogation against Subtenant and its officers, directors, employees, agents, and insurers for (i) damages for injury to or death of persons; (ii) damage to property; (iii) damage to the Sublease Premises or any part thereof; and (iv) claims arising by reason of the foregoing due to hazards covered by insurance, to the extent of proceeds recovered therefrom.  This provision is intended to waive fully, and for the benefit of each party, any rights and/or claims which might give rise to a right of subrogation in favor of any insurance carrier.  The coverage obtained by Subtenant pursuant to this Sublease shall include, without limitation, a waiver or subrogation by the carrier which conforms to the provisions of this paragraph.  If the insurance cannot be obtained without undue expense, the other party may purchase such coverage for the other at its own expense.

(e)                                  Certificates of Insurance.  Certificates of insurance for all insurance required hereby shall be furnished by Subtenant to Sublandlord and Master Landlord before the Commencement Date and thereafter at least thirty (30) days prior to each cancellation, non-renewal or material reduction in coverage that causes the insurance to no longer meet the requirements of this Sublease.  The insurance certificates required hereby shall provide that the insurance carrier shall endeavor to provide the certificate holders with at least ten (10) days’ notice prior to the cancellation, non-renewal or adverse material change in any policy covered thereby and shall otherwise be acceptable in form and substance to Sublandlord, but any acceptance of insurance certificates by Sublandlord shall not limit or relieve Subtenant of its obligations under this Section 8.  If any policy of insurance required to be maintained by Subtenant pursuant to this Sublease is canceled or non-renewed, Subtenant shall promptly replace the policy with a substantially similar policy from an insurer with an A.M.  Best’s Insurance Rating of A:VIII or better, and Subtenant will provide evidence of same to Sublandlord.

(f)                                   Subtenant’s Insurance Policies.  Subtenant shall, at its own expense, at all times during the Sublease Term provide and maintain in effect those insurance policies and minimum limits of coverage as designated below, and any other insurance required by Section 4.2.2 of the Master Lease or by law of the State in which the Sublease Premises are located.

(i)  Workers’ Compensation and Employer’s Liability Insurance.  Subtenant shall carry Workers’ Compensation insurance as required by any applicable law or regulation and, in accordance with the provisions of all applicable Laws.  Subtenant shall carry Employer’s Liability insurance with a limit of $1,000,000.

(ii)  “All Risk” Insurance.  Subtenant shall carry “all risk” property insurance, including fire, lightning, vandalism, malicious mischief, and extended perils, on the Sublease Premises, and the machinery and equipment contained in it and owned by the Subtenant, and all property owned by Subtenant or for which Subtenant is legally liable, or which is located within the Sublease Premises, including but not limited to fittings, installations, alterations, additions, partitions, fixtures and anything in the nature of a leasehold improvement, on a full replacement cost basis.  Such coverage shall include rental insurance coverage and business interruption coverage for a period of not less than six (6) months.  Master Landlord, Sublandlord and any other additional insureds required to be named in Sublandlord’s insurance policies under the Master Lease, and their respective subsidiaries, affiliates, successors and assigns (and all such parties’ respective officers, directors, shareholders, employees and agents) shall be included as loss payees on such coverage, as their interests may appear.

(iii)  Commercial General Liability Insurance.  Subtenant shall carry Commercial General Liability insurance having a single limit of no less than $2,000,000 per occurrence or per claim and $2,000,000 in the annual aggregate.  Such insurance shall provide coverage for (a) bodily injury, property damage, personal injury and advertising injury, (b) contractual liability, not only for bodily injury and property damage but also for personal injury and advertising injury, and (c) cross liability.  If such insurance is maintained on a claims-made basis, then such insurance shall be maintained for an additional period of three (3) years after termination of this Sublease and any extension thereof.

(iv)  Umbrella Liability and/or Excess Liability Insurance.  Subtenant shall maintain Umbrella Liability and/or Excess Liability insurance with limits of no less than $2,000,000 per occurrence or per, excess of the limits provided by the required Employer’s Liability, Commercial General Liability, and Automobile Liability insurance.  The coverage terms of the Umbrella Liability and/or Excess Liability insurance must be at least as broad as the underlying Employer’s Liability, Commercial General Liability and Automobile Liability insurance.  The Umbrella Liability and/or Excess Liability insurance shall provide contractual liability coverage.  If Subtenant maintains such insurance on a claims-made basis, then Subtenant shall continue to maintain such coverage for a period of three (3) years after termination of this Sublease and any extension thereof.

9.                                      Signs.  Subtenant shall not place on any portion of the Sublease Premises any sign, placard, lettering in or on windows, banners, displays or other advertising or communicative material which is visible from the exterior of the Sublease Premises without the prior written approval of Sublandlord, which shall not be unreasonably withheld, and, if required, from Master Landlord in accordance with the Master Lease; provided, however, that subject to compliance with the terms of this Sublease and the Master Lease, Subtenant shall have the right, at its sole cost and expense, to install suite identification signage in the main lobby of the Building subject to Master Landlord’s sign criteria and Master Landlord’s prior written approval, provided, however, that Subtenant’s Building signage shall not interfere with Sublandlord’s existing Building signage.  All such approved signs shall strictly conform to all Laws.  Subtenant shall maintain such signs in good condition and repair.  If Subtenant fails to remove such signs upon the expiration or earlier termination of this Sublease, and repair any damage caused by such removal, Sublandlord may do so at Subtenant’s expense, which expense, together with interest thereon at the rate for late payments set forth in Section 3(g) above shall be paid by Subtenant to Sublandlord upon demand.

10.                               Hazardous Materials.  Subtenant shall strictly comply with Section 5.1.4 of the Master Lease to the extent such provisions relate to the Sublease Premises during the Sublease

Term.  Subtenant, at its sole cost and expense, shall be fully responsible for the storage and disposal of all Hazardous Materials used in, on or about the Building by the Subtenant or its Agents.  Notwithstanding anything in this Sublease to the contrary, Subtenant shall have no liability to Sublandlord or responsibility under this Sublease for any Hazardous Materials in, on, under or about the Sublease Premises which were not released, discharged, stored or introduced by Subtenant or its Agents.  As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste, including but not limited to any solvents, metals, petroleum, lead-based paint, PCBs, or asbestos, which is or becomes regulated by any local governmental authority or the United States Government.  The term “Hazardous Material” includes, without limitation, any material or substance which is (a) defined as a “hazardous waste,” “extremely hazardous waste,” or “restricted hazards waste” or similar term under the law of the jurisdiction where the property is located or (b) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. § 1317), (c) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (45 U.S.C. § 6903), or (d) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (42 U.S.C. § 9601), or (e) Massachusetts General Laws Chapter 21E.

11.                               Estoppel Certificates.  Subtenant will at any time upon not less than ten (10) business days’ prior written notice from Sublandlord execute, acknowledge and deliver to Sublandlord a statement in writing (i) certifying that this Sublease is unmodified (or, if modified, stating the nature of such modification) and is in full force and effect, the amount of any Security Deposit, and the date to which Rent are paid in advance, if any, (ii) acknowledging that there are not, to Subtenant’s knowledge, any uncured defaults on the part of Sublandlord hereunder or of Master Landlord under the Master Lease, or specifying such defaults if any are claimed, and (iii) any other matters relating to the Sublease or the Sublease Premises as may be reasonably requested by Sublandlord.  Any such statement may be conclusively relied upon by any prospective purchaser, transferee or encumbrancer of the Sublease Premises or of Sublandlord’s interest in this Sublease.

12.                               Events of Default.  If one or more of the following events (“Event of Default”) occurs, such occurrence constitutes a breach of this Sublease by Subtenant (such events being in addition to, and superseding to the extent inconsistent with, the Events of Default set forth in the Master Lease):

(a)                                 Subtenant fails to pay when due any Rent due hereunder and such failure shall continue for five (5) days after written notice thereof from Sublandlord;

(b)                                 Subtenant fails to comply with any other provision of this Sublease in the manner and within the time required, and such failure continues for twenty-five (25) days after written notice thereof from Sublandlord, provided that if such failure cannot be cured within such twenty-five (25) day period, an Event of Default shall not be deemed to have occurred so long as (i) Subtenant commences such cure within such twenty-five (25) day period and diligently pursues such cure to completion, provided so that an “Event of Default” (as defined in the Master Lease) is not deemed to have occurred under the Master Lease;

(c)                                  any other event occurs which involves Subtenant or the Sublease Premises and which would constitute an Event of Default under the Master Lease if it involved Sublandlord or the Master Premises;

(d)                                 the occurrence of an Event of Default under the Master Lease which is the result of any act or omission of Subtenant or any person claiming by, through or under Subtenant or any of their respective employees, subtenants, licensees, agents, contractors and invitees (each, a “Subtenant Party”); or

(e)                                  any purported or attempted Transfer of this Sublease or the Sublease Premises in contravention of this Sublease or the Master Lease; or

(f)                                   Subtenant (i) files or consents by answer or otherwise to the filing against it of a petition for relief or reorganization or arrangement or any other petition in bankruptcy or liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction; (ii) makes an assignment for the benefit of its creditors; (iii) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers of itself or of any substantial part of its property; or (iv) takes action for the purpose of any of the foregoing;

(g)                                  A court or governmental authority of competent jurisdiction, without consent by Subtenant, enters an order appointing a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial portion of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding up or liquidation of Subtenant, or if any such petition is filed against Subtenant and such petition is not dismissed within sixty (60) days; or

(h)                                 This Sublease or any estate of Subtenant hereunder is levied upon under any attachment or execution and such attachment or execution is not vacated within sixty (60) days.

Upon the occurrence of an Event of Default, Sublandlord shall have, in addition to any other rights and remedies available to it under this Sublease and/or at law and/or in equity, any and all rights and remedies of Master Landlord set forth in the Master Lease as incorporated herein.  All rights and remedies of Sublandlord herein enumerated shall be cumulative and none shall exclude any other right allowed by law or in equity and said rights and remedies may be exercised and enforced concurrently and whenever and as often as occasion therefor arises.  If Subtenant shall have committed an Event of Default, then Sublandlord shall have the right, but not the obligation, without waiving or releasing Subtenant from any obligations hereunder, to cure such Event of Default in such manner and to such extent as Sublandlord shall deem necessary, and in exercising any such right, to pay or incur any reasonable costs and expenses (including, without limitation, attorneys’ fees and costs) required in connection therewith which Subtenant shall pay to Sublandlord upon, together with interest thereon at the Interest Rate.

13.                               Fire, Other Casualty; Eminent Domain.  In the event of a fire or other casualty affecting the Building or the Sublease Premises, or of a taking of all or a part of the Building or Sublease Premises under the power of eminent domain:  (i) Sublandlord shall not have any .

obligation to repair or restore the Sublease Premises or any Alterations or personal property; (ii) Subtenant shall be entitled only to a proportionate abatement of Rent to the extent Sublandlord receives a corresponding abatement of rent under the Master Lease during the time and to the extent the Sublease Premises are unfit for occupancy for the purposes permitted under this Sublease and not occupied by Subtenant as a result thereof; (iii) Subtenant shall not, by reason thereof, have a right to terminate this Sublease unless the Master Lease shall be terminated; and (iv) Sublandlord reserves the right to terminate the Master Lease and this Sublease in connection with any right granted to it under the Master Lease whether or not the Sublease Premises is damaged or the subject of a taking.  In the event Master Landlord or Sublandlord exercises the right to terminate the Master Lease as the result of any such fire, casualty or taking, (a) Sublandlord shall provide Subtenant with a copy of the relevant termination notice and this Sublease shall terminate on the date upon which the Master Lease terminates and (b) Subtenant shall immediately pay to Sublandlord all of Subtenant’s insurance proceeds relating to all Alterations (but not to Subtenant’s personal property).

If the Garage, as defined in the Master Lease, or any part thereof shall be rendered untenantable by reason of such fire, other casualty or taking, or if such fire, other casualty or taking prevents Subtenant’s access to the Garage then to the extent that Sublandlord cannot obtain for Subtenant substitute parking spaces in the Complex or within one half mile of the Building (“Substitute Parking Spaces”), the parking fee (as set forth in Section 1(c)) shall proportionately abate for the period from the date of such damage or from the date when access to the Garage ceases due to such damage to the date when such damage shall have been repaired or such access shall have been restored, as applicable.

14.                               Waiver of Claims.  Subtenant hereby releases and waives any and all claims against Master Landlord and Sublandlord and each of their respective officers, directors, partners, members, agents and employees for injury or damage to person, property or business of every kind, nature and description, sustained in or about the Building or the Sublease Premises by Subtenant or anyone claiming under Subtenant, other than by reason of gross negligence or willful misconduct of Master Landlord or Sublandlord and except in any case which would render this release and waiver void under applicable law.

15.                               Limit of Sublandlord’s Liability.  Notwithstanding anything to the contrary contained in this Sublease, Sublandlord, its partners, members, officers, directors, employees, agents, servants and contractors (collectively, the “Sublandlord Parties”), shall not be liable for any damages or injury to person or property or resulting from the loss of use thereof sustained by Subtenant or any Subtenant Party, based on, arising out of, or resulting from, any cause whatsoever, including any due to the Building becoming out of repair, or due to the occurrence of any accident or event in or about the Building, or due to any act or neglect of any tenant or occupant of the building or any other person.  Notwithstanding the foregoing provision of this Section, Sublandlord shall not be released from liability to Subtenant for any physical injury to any natural person caused by Sublandlord’s gross negligence or willful misconduct to the extent such injury is not covered by insurance either carried by Subtenant (or such person) or required by this Sublease to be carried by Subtenant; provided that neither Sublandlord nor any Sublandlord Party shall under any circumstances be liable for any exemplary, punitive, consequential or indirect damages (or for any interruption of or loss to business).  Notwithstanding anything to the contrary set forth in this Sublease, if Subtenant or any other

Subtenant Party is awarded a judgment or other remedy against Sublandlord, the recourse for satisfaction of the same shall be limited to execution against Sublandlord’s interest in the Master Lease.  No other asset of Sublandlord or any other Sublandlord Party shall be available to satisfy, or be subject to, such judgment or other remedy, nor shall any such person be held to have any personal liability for satisfaction or any claim or judgment.

16.                               Miscellaneous.

(a)                                 Attorneys’ Fees.  In the event of any litigation or arbitration between Sublandlord and Subtenant, whether based on contract, tort or other cause of action or involving bankruptcy or similar proceedings, in any way related to this Sublease, the non-prevailing party shall pay to the prevailing party all reasonable attorneys’ fees and costs and expenses of any type, without restriction by statute, court rule or other-wise, incurred by the prevailing party in connection with any action or proceeding (including arbitration proceedings, any appeals and the enforcement of any judgment or award), whether or not the dispute is litigated or prosecuted to final judgment.  The “prevailing party” shall be determined based upon an assessment of which party’s major arguments or positions taken in the action or proceeding could fairly be said to have prevailed (whether by compromise, settlement, abandonment by other party of its claim or defense, final decision after any appeals, or otherwise) over the other party’s major arguments or positions on major disputed issues.  Any fees and cost incurred in enforcing a judgment shall be recoverable separately from any other amount included in the judgment and shall survive and not be merged in the judgment

(b)                                 Authority.  Each person executing this Sublease on behalf of a party hereto represents and warrants that he or she is authorized and empowered to do so and to thereby bind the party on whose behalf he or she is signing.

(c)                                  Brokerage Commissions.  Subtenant hereby acknowledges that Sublandlord’s Broker represents the Sublandlord exclusively.  Sublandlord shall pay a commission to each of Sublandlord’s Broker and Subtenant’s Broker in connection with this Sublease transaction pursuant to Sublandlord’s separate agreement with such Brokers.  Except for Sublandlord’s Broker and Subtenant’s Broker, each of Subtenant and Sublandlord warrants and represents to the other that it has dealt with no other broker or other person in connection with this sublease transaction other than the other party and its agents and employees.  Each of Sublandlord and Subtenant agrees to indemnify, defend and save harmless the other and Master Landlord from any and all costs, expenses, attorneys’ fees, charges or liability arising out of any claim by any broker or agent, other than Sublandlord’s Broker or Subtenant’s Broker, as a result of such party’s conversations, correspondence, other dealings or actions in connection with this Sublease.

(d)                                 Captions.  All captions and headings in this Sublease are for the purposes of reference and convenience and shall not limit or expand the provisions of this Sublease.

(e)                                  Counterparts.  This Sublease may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall comprise but a single instrument.

(f)                                   Entire Agreement.  This Sublease and the applicable portions of the Master Lease contained by reference herein, contain all of the covenants, conditions and agreements between the parties concerning the Sublease Premises, and shall supersede any and all prior correspondence, agreements and understandings concerning the Sublease Premises, both oral and written.  No addition or modification of any term or provision of this Sublease shall be effective unless set forth in writing and signed by both Sublandlord and Subtenant.

(g)                                  Notices.  Any notice required or desired to be given regarding this Sublease shall be in writing and may be given by personal delivery, reputable next-day courier service, or by certified or registered mail.  A notice shall be deemed to have been given (i) on the third business day after mailing if mailed, postage prepaid, return receipt requested addressed to the party to be served at its address specified in the Defined Terms, and (ii) when delivered or refused if given by personal delivery or courier service.  Copies of notices of defaults under this Sublease shall be concurrently provided to Master Landlord at the address set forth in the Master Lease.  Either party may change its address by giving notice of the same in accordance with this Section (g).

(h)                                 Governing Law.  This Sublease shall be governed by and construed in accordance with the laws of the State in which the Building is located (the “State”) applicable to contracts entered into in the State between parties residing in the State.  Subtenant hereby consents to the personal jurisdiction and venue of any State court located in the county in which the Building is located and United States District Courts for Massachusetts, and any successor court, and the service or process by any means authorized by such court.

(i)                                     Exhibits.  All exhibits and any schedules or riders attached to this Sublease are incorporated herein by this reference and made a part hereof, and any reference in the body of the Sublease or in the exhibits, schedules or riders to the Sublease shall mean this Sublease, together with all exhibits, schedules and riders.

(j)                                    Waiver of Trial by Jury.  SUBTENANT HEREBY WAIVES ANY AND ALL RIGHTS IT MAY HAVE UNDER APPLICABLE LAW TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE WITH SUBLANDLORD ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH THIS SUBLEASE, THE MASTER LEASE, OR THE SUBLEASE PREMISES.  NOTHING CONTAINED IN THIS SECTION (j) SHALL BE CONSTRUED AS A WAIVER BY MASTER LANDLORD OF ANY OF ITS RIGHTS TO TRIAL BY JURY IN CONNECTION WITH THE MASTER LEASE OR SUBLEASE FOR ANY CLAIMS OR CAUSES OF ACTION SO TRIABLE.

(k)                                 Successors and Assigns.  Subject to the provisions of this Sublease and the Master Lease relating to assignment and subletting, this Sublease shall be binding upon, and shall insure to the benefit of the parties’ respective representatives, successors and assigns.

(l)                                     Access.  Sublandlord reserves the right to enter the Sublease Premises upon reasonable prior written or oral notice to Subtenant (except that in case of emergency no notice shall be necessary) in order to inspect the Sublease Premises and/or the performance by Subtenant of the terms of this Sublease or to exercise Sublandlord’s rights or perform Sublandlord’s obligations hereunder.

(m)                             Time.  Time is of the essence of every provision of this Sublease.

(n)                                 Master Landlord’s Consent.  The effectiveness of this Sublease is conditioned upon receipt of Master Landlord’s Consent.  Notwithstanding anything in this Sublease to the contrary, in the event Master Landlord’s Consent is not received within thirty (30) days after the date of this Sublease, or such later date or Sublandlord and Subtenant may agree in writing, this Sublease shall automatically become null and void, in which case Sublandlord shall return any Security Deposit and prepaid Rent to Subtenant.

IN WITNESS WHEREOF, Sublandlord and Subtenant have duly executed this Sublease as of the day and year first above written.

SUBLANDLORD:	SUBTENANT:

VERTEX PHARMACEUTICALS INCORPORATED, a Massachusetts Corporation	Mass Innovation Labs, LLC, a Delaware Limited Liability Company

By:	By:	/s/ Amrit Chaudhuri
Name:	Name:	Amrit Chaudhuri
Title:	Title:	CEO

By:
Name:
Title:

IN WITNESS WHEREOF, Sublandlord and Subtenant have duly executed this Sublease as of the day and year first above written.

SUBLANDLORD:		SUBTENANT:

VERTEX PHARMACEUTICALS INCORPORATED, a Massachusetts Corporation		Mass Innovation Labs, LLC, a Delaware Limited Liability Company

By:	/s/ Ian Smith	By:
Name:	Ian Smith	Name:
Title:	Chief Financial Officer	Title:

By:
Name:
Title:

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Exhibit 2:  Licensed Premises

Exhibit 3:  Service Agreement

PROPOSAL NOVEMBER 9, 2015

SERVICE AGREEMENT

Emergency Procedures:

A copy of 675 West Kendall Street Building emergency procedures and a URL for on-line access will be provided on the first day of occupancy.

Overview of Service Offerings from Licensor and Licensee responsibilities in Building and Licensed Premises

Private Company Space	Laboratory Space

Laboratory suites that vary in size from 500 - 18000 Sq. ft. and in configurations of either Chemistry, Molecular Biology (BLS 1 and 2), or a mix of the two. Suites may include private offices as well as private cubicles and workstations.

Laboratories are typically equipped with certified fume hoods, central gas lines for Nitrogen and CO2, central reverse osmosis deionized water, and heavy electrical and exhaust infrastructure to handle (flammable) solvents.

Other gases and chemicals provided are:

1. Argon
2. Vacuum
3. Compressed Air (medical grade)
4. Dry ice
5. Liquid Nitrogen
6. Others by request

Licensee will need to assign a Laboratory Supervisor, i.e. EHS contact person, for each laboratory occupied by the Licensee.

Offices

Offices are offered in adjacent rooms based upon demand and availability. Phones are provided for each laboratory and office.

When available, additional private offices can be licensed for an additional fee.

	Auxiliary Rooms	Suites may have private auxiliary rooms for sample storage, instruments, equipment etc. Some suites also have a cold room.

	IT	Each suite has a private integrated network with access to redundant gigabyte Internet service and Building-wide Wi-Fi.

	Security	Each suite has 24/7 secured key card access and video surveillance at entry points into the facilities. Secure document storage, such as safes, may be provided by Licensee.

Battery Backup and Generators

Two Caterpillar generators to support critical equipment such as freezers are operated by the facility manager together with outside support. Battery backup is provided for the interim period between a power outage and generators coming online.

Core	Cell and Tissue Culture Laboratories	A shared cell and tissue culture laboratory with 2 Biosafety cabinets and all necessary standard equipment will be made available to Licensee in Q4 of 2015.

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Instrumentations

A limited number of high-end instrumentation will be available to Licensee by the end of Q4 of 2015. Under consideration are a MS, high-throughput array and imaging instrumentation and cell sorter (FACS). This will be done in collaboration with a third party vendor.

Common Space	Glass Wash and Autoclave Facility	A glass wash and autoclave facility will be offered by Charles River Laboratories on the second floor 2 days a week. Additional days will be made available when sufficient demand exists.

Conference Rooms

Conference rooms will be made available with a central internet-based reservation system. A/V equipment is provided for each conference room. Conference call equipment will be available in all conference rooms.

Lecture Room

A large lecture room (approx. 60 - 100 people) is available for seminars and lectures. The lecture room requires an advanced reservation and a nominal fee may be charged for set up and cleaning services.

Licensor plans to offer a range of events, seminars and lectures free of charge for Licensees.

Third-party seminars and training will also be provided at a nominal cost.

Interactive Space

Six lounges (including 2 in the atrium) and a large Breakroom will be made available to all Licensees. Four lounges include a kitchenette. Breakroom includes a full kitchen. Coffee, tea, water and snacks will be available in each kitchenette area.

	Showers	Showers are available on the first and third floor.

IT	Wi-Fi	Wi-Fi will be available throughout the 1st, 2nd and 3rd floor. A guest Wi-Fi system will be made available for visitors.

	Tech Support	Tier 1 tech support will be provided by Licensor in collaboration with a third party vendor. Tier 3 tech support will be performed on an ongoing basis for the common IT infrastructure environment.

Operational Support	Facility

An on-site facility manager will be available to Licensee. Basic personal protective equipment (PPE) (gloves, safety glasses, etc.) for general use will be available through the facility manger. Specialty PPE has to be provided by the Licensee.

Janitorial services will be provided on a schedule and frequency of cleaning that will be based on the needs of the Licensee.

Operational Support Cont’d	Permits

The following permits have been obtained by the Licensor for the Licensed Premises:

•                  Waste water disposal

•                  Flammable liquids and solvents

•                  Biosafety and/or rDNA permits have to be obtained by the Licensee.

Licensor will own the EPA ID number.

	EHS	During the application process, Licensee will have to submit a

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Hazard Assessment form that addresses the type and amount of chemicals and biological agents that the Licensee plans to use in the Licensed Premises. No work may be conducted in the Licensed Premises until the form is approved by Licensor. Based on this assessment, the Licensor will create SOP’s and EHS training requirements for the Licensee. Additional permits may have to be obtained by the Licensee.

A hard copy of all safety and emergency procedures will be delivered to the Licensee and, in addition, will be available on each floor. Recommendations for EHS must be followed by the Licensee. Licensor will conduct a mandatory meeting with the Licensee to communicate and discuss all relevant emergency information and policies.

Only Biosafety Level 1 and 2 work is allowed in Licensed Premises. No select agent work is allowed. Depending on the biosafety work, it may need to be reviewed either by the Cambridge Biosafety Committee or an in-house institutional Biosafety Committee.

EHS Training

Training is provided by Charles River Laboratories for all Licensee staff. Initial training will consist of a walk-through of the Licensed Premises and web-based training and certifications.

Ongoing training is web-based and Licensor will keep a training record of all training received by Licensee staff.

The following training will be provided:

•                  Accident Reporting

•                  Emergency Action Plan

•                  PPE/Job Hazard AnalysisFire Extinguishers

•                  Respiratory Protection

•                  Blood Borne Pathogens

•                  BiosafetyPrevention

•                  Formaldehyde

•                  Hazard CommunicationStick Prevention

•                  Chemical Hygiene

•                  Waste ManagementAwareness and Safety

•                  Regulated Medical Waste

•                  Controlled Substances

•                  Hazardous Material Instructions Transport

•                  Hot Work

• Eye Protection & Safety • Fire Safety Prevention/First Aid • Heat Stress & Injury • Sharps Safety & Needle-Slips Trips & Falls • Dry Ice Handling Instructions • Liquid Nitrogen Handling

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Operational Support Cont’d	Audits

Licensor, together with Charles River Laboratories and Triumvirate, will conduct EHS audits for all procedures and equipment and will implement corrective actions for Licensee at a frequency required by federal, state and local regulations.

A review of SOP’s will be provided when requested at the Licensee’s cost.

Inspections

Emergency equipment, such as safety showers, eyewash stations, fire extinguishers and emergency egress, will be checked by Charles River Laboratories (facility manager) on a regular basis as required by EHS provisions.

Hoods will be inspected and certified on a yearly basis by a third party vendor.

Waste Management

A third party vendor will manage all aspects of waste water management. A licensed waste water operator will service and maintain the pH neutralization system and check all auxiliary piping, etc. Preventative maintenance of all waste water systems will be done once per month.

Waste water sampling, sample transport, analysis and reports will be done by a third party vendor once per quarter. The chart recorder and other data logs will be checked regularly.

Hazardous, non-hazardous and biological waste will be removed from satellite accumulation areas in the Licensed Premises such as laboratories, hoods or storage rooms. It will be done by a third party twice a week.

To ensure ongoing compliance, improvements of existing systems will be based on third party recommendations.

Licensor will maintain a waste water treatment license.

Purchasing

Licensor will provide a central inventory system for chemicals and biologicals, including MSDS administration and centralized shipping and receiving. Licensee will be responsible for ordering chemicals and biologicals, and reporting these orders in advance of shipment to Licensor. Licensee shall bear the sole responsibility and cost of any errors or costs associated with shipment, or instances where chemicals or biologicals are not in compliance with the rules and regulations governing the Licensed Premises and must be returned or disposed of.

Security	Secured Space

Security personnel will be available at the entrance of the building from 7AM to 7PM. After hours security personnel will be available at the second floor reception area, or another area upon notification from Licensor, from 7PM to 7AM. Licensee can request that security personnel make tours of Licensed Premises after hours. Biosafety regulations may prevent security personnel from entering Licensed Premises.

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Visitors

All visitors will be directed to a receptionist provided by Licensor where they will have to sign in and receive a badge. Licensee is responsible for meeting visitor at the receptionist desk and escorting the visitor in the Building and Licensed Premises. Due to safety concerns, visitors will not be allowed into Licensed Premises without prior approval by Licensor.

Off-hour visitors will need approval by Licensor in advance, and are the sole responsibility of the Licensee and must be accompanied by the Licensee at all times.

	Emergencies	There will be 24/7 on-site emergency personnel in case of emergencies such as accidents, spills, etc. The on-site personnel will be supported by off-site and third party response teams.

Insurance	Licensor

The following insurance policies are maintained by Licensor:

•                  Commercial General Liability:

Each Occurrence: $1,000,000

Damage to Rented Premises (Each Occurrence): $300,000

Med Expenses (Any one person): $10,000

Personal & Adv Injury: $1,000,000

General Aggregate: $2,000,000

Products - Comp/OP Aggregate: $2,000,000

•                  Hired Autos, Scheduled Autos, Non-Owned Autos

Combined Single Limit (each accident): $1,000,000

•                  Umbrella and Excess Liability

Each Occurrence: $10,000,000

Aggregate: $10,000,000

•                  Workers Compensation and Employers’ Liability

E.L. Each Accident: $1,000,000

E.L. Disease - Each Employee $1,000,000

E.L. Disease - Policy Limit: $1,000,000

	Licensee	Insurance requirements for Licensee are defined in the License Agreement.

Office Support	Receptionist

Licensor will provide a receptionist to greet all Licensee visitors, sign them in, and announce them to Licensee staff. The receptionist is also available for general inquiries from the Licensee and directing this inquiries to the person responsible for addressing the inquiries.

	Print and Copy Center	A shared access print and copy center for standard print and copy jobs will be maintained by Licensor for Licensee.

	Mail	The receptionist handles shipping, receiving and distribution of mail and small packages that do not require special handing such as chemicals and biologicals.

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